Exhibit 10.25

OFFICE BUILDING LEASE BETWEEN

BF MONROVIA, LLC (LESSOR)

&

XENCOR, INC. (LESSEE)

111 West Lemon Ave., Monrovia, California

[Execution Copy]

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STANDARD OFFICE LEASE

This STANDARD OFFICE LEASE (“Lease”), dated, for reference purposes only, April       , 2000 is made by and between BF MONROVIA, LLC (“Lessor”) and XENCOR, INC. (“Lessee”).

1.                                      Basic Lease Terms: For purposes of this Lease, the following terms have the following definitions and meanings:

1.1                               Parties:

Lessor:                                                      BF Monrovia, LLC, a California limited liability company

Lessor’s Address for Notices:
1230 E. Huntington Drive, Suite 3, Duarte, CA 91010*

with a copy to:               Martin H. Blank, Jr., Esq.
11755 Wilshire Boulevard
Suite 1400
Los Angeles, California 90025

*or such other place as Lessor may from time to time designate by notice to Lessee.

Lessee:                                                       Xencor, Inc., a California corporation

Lessee’s Address for Notices:
111 West Lemon Ave.
Suite 300
Monrovia, California 91016
Attention: Rudy J. Emmelot

with a copy to:               LeBoeuf, Lamb, Greene & MacRae, L.L.P.
725 South Figueroa Street
Suite 3600
Los Angeles, California 90017
Attention:  Robert M. Johnson, Esq.

or such other or additional addresses as Lessee may designate from time to time by notice to Lessor.

1.2                               Premises:                                         Suite Number 300, on the third floor of the Building, consisting of 24,000 rentable square feet (“RSF”) and Suite 201, on the second floor of the Building (“Suite 201”), consisting of 5,370 RSF (for an aggregate RSF in the Premises of 29,370), subject to Section 2.1(a) of this Lease, as hatched on Exhibit “A” attached hereto and made a part hereof.

1.3                               Building:                                           Commonly described as 111 W. Lemon Ave., in the City of Monrovia, County of Los Angeles, State of California, subject to Section 2 of this Lease.

1.4                               Use:                        General office, administrative use, laboratory, manufacturing and/or related uses, including but not limited to medical and biotechnological research and development, subject to Section 6 of this Lease.  Lessor acknowledges and agrees that in connection with the permitted Use of the Premises, Lessee will be utilizing, storing and disposing of substances which are classified or regulated as “hazardous materials” or “toxic” or “hazardous substances” under applicable California and United States federal law (collectively referred to herein as “Hazardous Substances”).  In addition to Lessee’s obligations under this Lease, Lessee covenants that all Hazardous Substances shall be handled and disposed of by Lessee in accordance with Applicable Law.  •

1.5                               Term:  The period commencing on the Commencement Date (as defined in the Work Letter) and expiring on the last day of the month immediately following the month in which the fifth (5th) anniversary of the Commencement Date occurred (the “Expiration Date”).

1.6                               [INTENTIONALLY OMITTED]

1.7                               Base Rent:                                    Lessee shall pay Base Rent in accordance with the following schedule:

Months 2 - 20	$44,592 per month
Months 21 - 40	$46,992 per month
Months 41 - 61	$49,392 per month

1.8                               Rent Paid Upon Execution:  $44,592, as Base Rent for the second month of the Lease Term.  The first month’s Base Rent shall be abated.

1.9                             Security Deposit:                                             $100,000.00, subject to the provisions of Section 5 of this Lease, paid as set forth herein.

1.10                      Lessee’s Share:                                                       61.19%, as defined in Section 4.2 of this Lease.

2.                                      Premises, Parking and Common Areas:

2.1                               Premises.  Lease of Premises.

(a)                                 The Premises are a portion of the “Building” identified in Section 1.3 of the Basic Lease Provisions.  The Premises, the Building, the Common Areas (as defined in Section 2.2 below), the land upon which the same are located (the “Site”), along with all improvements thereon or thereunder, are herein collectively referred to as the “Project.”  Lessor hereby leases to Lessee and Lessee leases from Lessor for the Term, at the rental, and upon all of the conditions set forth herein, the “Premises” including rights to the Common Areas and the Parking Privileges as hereinafter specified.  Lessee shall have the non-exclusive right to utilize the Common Areas and the exclusive right to utilize the Parking Privileges.

(b)                                 Subject to the provisions of the Rules and Regulations with respect to access, Lessee shall have access to the Building, the Premises, the Site, and Lessee’s Parking Privileges twenty-four hours a day, seven days a week, every day of the year.

(c)                                  Lessor agrees that no person (including but not limited to Lessor’s employees, agents, licensees or other tenants) shall enter the Premises for purposes of accessing the Building’s roof, except in the case of an emergency (and then subject to Lessee’s good faith health and safety requirements).

(d)                                 Lessor agrees that (A) Lessor shall at its cost and expense relocate the phone board currently located in the Premises to a Common Area on the second floor of the Building within ninety (90) days following the execution of this Lease and (B) Lessee shall have the right to utilize its Lessee’s Share of unused space in all vertical risers existing in the Building as of the date hereof.  In no event shall Lessor permit the telecommunications or security systems servicing the Building generally or any other tenant in particular to be operated out of any closet in the Premises, it being agreed by Lessor and Lessee that each such closet in the Premises shall only service the Premises.

2.2                               Common Areas - Definition.  The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Site that are provided and designated by Lessor from time to time for the general non-exclusive use of lessees of the Project and their respective employees, suppliers, shippers, customers and invitees, including but not limited to common entrances, lobbies, corridors, stairways and stairwells, public restrooms, passenger elevators, freight elevator, freight loading room, parking areas to the extent not otherwise prohibited by this Lease, loading and unloading areas, trash areas, sidewalks, walkways, parkways, driveways, landscaped areas and decorative walls.

2.3                               Common Areas - Rules and Regulations.  Lessee agrees to abide by and conform to the rules and regulations attached hereto as Exhibit “B” with respect to the Project and Common Areas (the “Rules and Regulations”), and to use commercially reasonable efforts to cause its employees, suppliers, shippers, customers, and invitees to so abide.  Lessor or such other person(s) as Lessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to modify, amend and enforce said rules and regulations.  Lessor agrees that the Rules and Regulations shall not be changed or revised or enforced in any unreasonable way by Lessor, nor enforced or changed by Lessor in such a way as to interfere with the purposes permitted under Lease Section 1.4, and that nothing in the use restrictions or in the Rules and Regulations shall be used to prohibit the conduct of any business from the Premises which Lessee is permitted to conduct pursuant this Lease.  In the event any other tenant or occupant of the Building fails to comply with the Rules and Regulations, and such non-compliance unreasonably interferes with Lessee’s use of the Premises, Lessor shall use its commercially reasonable good faith efforts to cause such other tenants and/or occupants to comply with the Rules and Regulations.

2.4                               Common Areas - Changes.  Lessor shall have the right, in Lessor’s reasonable Discretion, from time to time:

(a)                                 Subject to the terms of this Lease, to make changes to the Building interior (other than the Premises) and exterior and Common Areas, including, without limitation, changes in the location, size, shape, number, and appearance thereof, including but not limited to the lobbies, windows, stairways, air shafts, elevators, restrooms, driveways, entrances, parking spaces (subject to Section 59), parking areas (subject to Section 59), loading and unloading areas, ingress, egress, direction of traffic, decorative walls, landscaped areas and walkways; provided, however, no such changes shall diminish the size of the Premises, materially increase Lessee’s obligations hereunder or unreasonably interfere with Lessee’s conduct of its business.

(b)                                 To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises and Parking Facility remains available.

(c)                                  To use temporarily the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof.

(d)                                 To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Lessor may, in the exercise of sound business judgment deem to be appropriate.

3.                                      Term:

3.1                               Term.  The Term and Commencement Date of this Lease shall be as specified in Section 1.5 of the Basic Lease Provisions.

3.2                               Lease Commencement.  Subject to the following sentence, Lessee’s obligations to pay Base Rent and Additional Rent shall commence on the second (2nd) full month following the Commencement Date, as defined and determined in accordance with the Section 2 of the Work Letter attached hereto as Exhibit “C.”

3.3                               [INTENTIONALLY OMITTED]

3.4                               Uncertain Commencement.  Lessee and Lessor shall execute an amendment to this Lease establishing the Commencement Date.

3.5                               Special Termination Rights.  The City of Monrovia, acting through the Department of Community Development, has indicated pursuant to (i) a letter dated April 10, 2000 addressed to

Dr. Bassil Dahiyat and (ii) a Development Review Committee Decision Letter (collectively, the “City Consent”) that the City of Monrovia will permit Lessee’s Use of the Premises provided that Lessee’s laboratory space does not exceed 35% of the useable area of the Premises.  In the event the City of Monrovia acts to prohibit a Use of the Premises by Lessee which otherwise complies with City Consent either by the City of Monrovia’s refusal to grant the Rezoning (as defined in Section 6.2(c)), if required, or otherwise (the “City Action”), Lessee shall have the ongoing right to terminate the Lease upon ninety (90) days’ notice (“Termination Notice”) to Lessor, whereupon this Lease shall terminate and Lessor and Lessee shall have no further liability one to the other hereunder, provided, however, if within such ninety (90) day period Lessor is able to rescind the City Action, such Termination Notice shall be deemed withdrawn.

4.                                      Rent:

4.1                               Base Rent.

(a)                                 Subject to adjustment as hereinafter provided in Section 4.3, and except as may be otherwise expressly provided in this Lease, Lessee shall pay to Lessor the Base Rent for the Premises set forth in Section 1.7 of the Basic Lease Provisions, without offset or deduction except as expressly provided herein.  Lessee shall pay Lessor upon execution hereof the advance Base Rent described in Section 1.8 of the Basic Lease Provisions.  Rent for any period during the Term hereof which is for less than one month shall be prorated based upon the actual number of days of the calendar month involved.  Rent shall be payable in lawful money of the United States to Lessor at the address stated herein or to such other persons or at such other places as Lessor may designate to Lessee in writing.

(b)                                 The parties have agreed that the length and duration of the Design Period and the Construction Period (as such terms are defined in the Work Letter) notwithstanding, in the event that the Commencement Date shall not have occurred by the end-of the 120th day following the commencement of the Design Period, Lessee shall, subject to Lessor Delays and Force Majeure Delays, pay as special Base Rent an amount equal to $22,291.00 per month for the fifth and sixth months following the commencement of the Design Period (subject to pro ration for any partial calendar months).

(c)                                  In the event that Lessee is prevented from using, and does not use, the Premises or any portion thereof for five (5) consecutive business days or ten (10) business days in any twelve (12) month period (the “Eligibility Period”) as a result of any damage or destruction to the Premises or any repair, maintenance or alteration performed by Lessor after the Commencement Date, which interferes with Lessee’s use of the Premises, or any failure to provide services or access to the Premises or because of an eminent domain proceeding or because of the presence of Hazardous Substances in, on or around the Building, the Premises or the Site which could, in Lessee’s business judgment and taking into account the standards, guidances and recommendations included in the definition of Applicable Laws above with respect to Hazardous Substances, pose a health risk to occupants of the Premises, that is not, in any case, caused by or attributable to Lessee or its agents, employees, invitees or contractors, then Lessee’s rent shall be abated or reduced, as the case may be, for such time after expiration of the Eligibility Period that Lessee continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Lessee is prevented from using, and does not use, bears to the total rentable area of the Premises.  However, in the event that Lessee is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time in excess of the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Lessee to effectively conduct its business therein, and if Lessee does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Lessee is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Lessee reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Lessee from the date such business operations commence.  If Lessee’s right to abatement occurs during a free rent period which arises after the Commencement Date, Lessee’s free rent period shall be extended for the number of days that the abatement period overlapped the free rent period (the “Overlap Period”).  Lessor shall have the right to extend the Expiration Date for a period of time equal to the Overlap Period if Lessor sends a notice to Lessee of such election within ten (10) days following the end of the extended free rent period.  To the extent Lessee is entitled to abatement because of an event covered by Lease Sections 9 or 14, then the Eligibility Period shall not be applicable and Lessee shall be entitled to rent abatement, as of the occurrence of such event.

4.2                               Additional Rent.  In addition to paying the Base Rent specified in Section 4.1 of this Lease, Lessee shall pay as additional rent Lessee’s Share of the annual Direct Expenses, which are in excess of the amount of Direct Expenses applicable to the Base Year, as that term is defined in Section 4.3.1 of this Lease.  Such additional rent, together with any and all other amounts payable by Lessee to Lessor, as additional rent or otherwise, pursuant to the terms of this Lease, shall be hereinafter collectively referred to as “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Section 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent.  Without limitation on other obligations of Lessee which arise during the Lease Term or during Lessee’s occupancy of the Premises and which shall survive the expiration of the Lease Term, the obligations of Lessee to pay the Additional Rent provided for in this Section 4 shall survive the expiration of the Lease Term.

4.3                               Definitions.  As used in this Section 4, the following terms shall have the meanings hereinafter set forth:

4.3.1                     “Base Year” shall mean with respect to Operating Expenses, the calendar year 2000 and with respect to Tax Expenses the tax year 2000-2001.

4.3.2                     “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.3.3                     “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.  Lessee shall not pay any Operating Expenses or Tax Expenses (other than as may be included in the Base Rent) during the Base Year attributable thereto.

4.3.4                     “Operating Expenses” shall mean, subject to the exclusions set forth in Section 4.7 or elsewhere in this Lease, all expenses, costs and amounts of every kind and nature which Lessor shall pay or incur during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Project, including, without limitation, any amounts paid or incurred for (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of reasonably contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a governmentally mandated transportation system management program or similar program; (iii) fees, charges and other costs, including management fees, or amounts in lieu thereof (provided such management fees are not in excess of three percent (3.00%) of Lessor’s gross rental revenues from the Building for any calendar year or portion thereof (but excluding the cost of after hours services or utilities)); consulting fees (including but not limited to any consulting fees incurred in connection with the procurement of insurance), legal fees and accounting fees, of all persons engaged by Lessor or otherwise reasonably incurred by Lessor in connection with the management, operation, maintenance and repair of the Project; (iv) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, restriping, and cleaning; (v) wages, salaries and other compensation and benefits of all persons engaged in the operation, maintenance or security of the Project, but limited to the Building Manager, Building Engineer and all employees at levels below such positions, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Lessor provide services for more than one building of Lessor’s, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Project, and provided further, that no portion of any employees’ wages, benefits, or taxes allocable to time spent on the development or marketing of the Project shall be included in_ Operating Expenses; (vi) payments required under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building; and (vii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project.  If the Project is not fully occupied during all or a portion of any Expense Year, Lessor shall make an appropriate adjustment to the components of Operating Expenses for such Expense Year which vary with occupancy as reasonably determined by Lessor employing sound accounting and professional commercial property management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Expense Year.

4.3.5                     “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Lessee, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Lessor shall pay or incur during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project.

4.3.5.1                              Tax Expenses shall include, without limitation:

(i)                                     Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Lessee and Lessor that Proposition 13 (codified as California Constitution Article XIIIA) was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Building’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies.  It is the intention of Lessee and Lessor that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(ii)                                  Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Lessee of the Premises, or any portion thereof;

(iii)                               Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Lessee is a party, creating or transferring an interest or an estate in the Premises; and

Any possessory taxes charged or levied in lieu of real estate taxes.

4.3.5.2                              Any expenses incurred by Lessor in reasonably attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid.  Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received by Lessor.  All special assessments which may be paid in installments shall be paid by Lessor in the maximum number of installments permitted by law and not included in Operating Expenses except in the year in which the assessment is actually paid.  The amount of Tax Expenses for the Base Year attributable to the valuation of the Project, inclusive of tenant improvements, shall be known as “Base Taxes.”

4.3.5.3                              Notwithstanding anything to the contrary contained in this Section 4.3.5 (except as set forth in Section 4.7 or levied in whole or part in lieu of Tax Expenses), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Lessor’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Lessee under Section 4.6 of this Lease.

4.3.6                     “Lessee’s Share” shall mean the percentage set forth in Section 1.10, subject to adjustment as provided herein.  Lessee’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building (stipulated herein to be 48,000 RSF).  In the event either the Premises and/or the.  Building is expanded or reduced, or the size of the Premises, Lessee’s Share shall be appropriately adjusted, and, as to.  the Expense Year in which such change occurs, Lessee’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Lessee’s Share was in effect.

4.4                               Calculation and Payment of Additional Rent.

4.4.1                     Calculation of Excess.  If for any Expense Year ending or commencing within the Lease Term, Lessee’s Share of Direct Expenses for such Expense Year exceeds Lessee’s Share of the amount of Direct Expenses applicable to the Base Year, then Lessee shall pay to Lessor, in the manner set forth in Section 4.4.2, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.4.2                     Statement of Actual Direct Expenses and Payment by Lessee.  Lessor shall endeavor to give to Lessee, on or before the first day of April following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess.  Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Lessee shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.4.3 below.  The failure of Lessor to timely furnish the Statement for any Expense Year shall not prejudice Lessor from enforcing its rights under this Section 4.  Even though the Lease Term has expired and Lessee has vacated the Premises, when the final determination is made of Lessee’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, taking into consideration that the Lease Expiration Date may have occurred prior to the final day of the applicable Expense Year, if an Excess is present, Lessee shall immediately pay to Lessor an amount as calculated pursuant to the provisions of Section 4.4.1 of this Lease.  If Lessee’s Share of Direct Expenses for such Expense Year is less than the “Estimated Excess,” as that term is defined in Section 4.4.3, below, paid by Lessee for such Expense Year, then Lessor shall credit the difference to the Rent next coming due under this Lease, or in the event this Lease has expired or been terminated, then Lessor shall pay the difference to Lessee within thirty (30) days following Lessor’s delivery to Lessee of the Statement for such Expense Year.  The provisions of this Section 4.4.2 shall survive the expiration or earlier termination of the Lease Term.

4.4.3                     Statement of Estimated Direct Expenses.  In addition, Lessor shall give Lessee a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Lessor’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing Direct Expenses, which shall be based upon the Estimate, to the amount of Direct Expenses applicable to the Base Year, which Estimate Statement may be revised and reissued by Lessor from time to time.  The failure of Lessor to timely furnish the Estimate Statement for any Expense Year shall not preclude Lessor from enforcing its rights to collect any Estimated Excess under this Section 4..  If pursuant to the Estimate Statement (or a revision thereof) an Estimated Excess is calculated for the then-current Expense Year, Lessee shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess (or the increase in the Estimated Excess if pursuant to a revised’ Estimated Statement) for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.3).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator.  Until a new Estimate Statement is furnished, Lessee shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Lessor to Lessee.

4.5                               Allocation of Direct Expenses.  Notwithstanding anything to the contrary set forth in this Section 4, when calculating the Direct Expenses for the Base Year, such Direct Expenses shall not include any increase in Tax Expenses attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including but not limited to the institution of a split tax roll, and Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages and amortized costs relating to capital improvements.

4.6                               Taxes and Other Charges for Which Lessee Is Directly Responsible.  Lessee shall reimburse Lessor, as Additional Rent, upon demand for any and all taxes required to be paid by Lessor (except to the extent included in Tax Expenses by Lessor), excluding state, local and federal personal or corporate income taxes measured by the net income of Lessor from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.6.1                     Said taxes are measured by or reasonably attributable to the cost or value of Lessee’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Lessee, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out (stipulated herein to be $21 per RSF), regardless of whether title to such improvements shall be vested in Lessee or Lessor;

4.6.2                     Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Lessee of the Premises, any portion of the Project or the parking facility used by Lessee in connection with this Lease; or

4.6.3                     Said taxes are assessed upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises.

4.7                               Exclusions from Operating Expenses.

(a)                                 Anything in the definition of Operating Expenses in the Lease to the contrary notwithstanding, Operating Expenses shall not include the following, except to the extent specifically permitted by a specific exception to the following:

(i)                                     Any payments under a ground lease or master lease relating to the Project.

(ii)                                  Costs of a capital nature (including amortization and interest payments and depreciation of any type), including but not limited to acquisition, construction or installation costs of capital improvements, equipment, rentals for items which if purchased, rather than rented, would constitute a capital improvement or equipment, replacements, alterations and additions of a capital nature, even if such costs were incurred in connection with matters which are reasonably intended to reduce Operating Expenses for the Building or the Project or were required by any governmental authority having jurisdiction under any governmental law or regulation, provided, however, to the extent that any capital improvement actually avoids a maintenance or repair cost, then in any applicable Expense Year, Lessor shall be entitled to pass through such capital costs to the extent such maintenance and/or repair costs are avoided, as estimated by Lessor in its good faith judgment.

(iii)                               [INTENTIONALLY OMITTED]

(iv)                              [INTENTIONALLY OMITTED]

(v)                                 The cost of any item reimbursable by insurance or condemnation proceeds or which would be reimbursable from insurance required to be maintained by Lessor under the Lease.

(vi)                              Costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise remodeling, improving, decorating, painting or redecorating space for tenants or other occupants of the Project.

(vii)                           Depreciation, amortization and interest.

(viii)                        Marketing and promotional costs, including but not limited to leasing commissions, real estate brokerage commissions, and attorneys’ fees in connection with the negotiation and preparation of deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project.

(ix)                              Costs of services, utilities, or other benefits which are not offered to Lessee or for which Lessee is charged for directly but which are provided to another tenant or occupant of the Project, including, but not limited to, costs in excess of the costs of operating the Building Systems and the costs of maintaining exclusive use Common Areas for other tenants

(x)                                 Costs incurred by Lessor due to any violation of the terms and conditions of any lease of space in the Project or any occupancy agreement with respect to the Project.

(xi)                              Costs and the overhead and profit increment paid to Lessor, to affiliates or partners of Lessor, partners or affiliates of such partners, or affiliates of Lessor for goods and/or services in the Project to the extent the same exceeds the costs or the overhead and profit increment, as the case may be, of such goods and/or services rendered by unaffiliated third parties on a competitive basis in Class A Buildings in the vicinity of the Project.

(xii)                           Interest, principal, attorneys’ fees, costs of environmental investigations or reports, title insurance, points, fees and other lender costs and closing costs on any mortgage or mortgages or any other debt instrument encumbering the Project or any part thereof or on any unsecured debt.

(xiii)                        [INTENTIONALLY OMITTED]

(xiv)                       Salaries of officers, executives or other employees of Lessor, any affiliate of Lessor, or partners or affiliates of such partners or affiliates, other than any personnel engaged exclusively in the management, operation, maintenance and repair of the Project (but not leasing or marketing) and working in the Building management office, whose salaries are not typically included in the management fee being paid and included in Operating Expenses; and provided further such individuals whose salaries would otherwise be included in Operating Expenses hold a position which is generally considered to be higher in rank than the position of the manager of the Building or the chief engineer of the Building.

(xv)                          All items and services for which Lessee or any other tenant in the Project is required to reimburse Lessor (other than through Lessee’s Share or any other tenant’s share of Operating Expenses or their equivalent).

(xvi)                       Advertising and promotional expenditures, including but not limited to tenant newsletters or Building promotional efforts, events or parties for existing or future occupants and the costs of signs (other than the Building directory) in or on the Project identifying the owner of the Building or other tenants’ signs and any costs related to the celebration or acknowledgement of holidays (including but not limited to Christmas trees).

(xvii)                    Electric power or other utility costs or costs for services for which any tenant directly contracts with the local public service company (but which costs shall be included in Operating Expenses only for the purposes of “grossing up” Operating Expenses).

(xviii)                 For any time during which Lessor charges Lessee for parking (including validations for visitor parking), all direct and indirect costs incurred in connection with the ownership, operation, management, maintenance, repair, replacement and restoration of the parking areas of the Project, including any off-site parking areas used by tenants of the Project (the “Parking Facility”), including, but not limited to, costs of a capital nature, maintenance, cleaning, insurance, utility, janitorial, security, parking equipment, ticket supplies, signage, claims insurance, resurfacing and restriping costs, business taxes, management fees and costs, structural maintenance and the wages, salaries, employees benefits and taxes for personnel working in connection with any such Parking Facility shall be offset against current revenues derived from or attributable to the Parking Facility.

(xix)                       [INTENTIONALLY OMITTED]

(xx)                          Costs, penalties, fines, or awards and interest incurred as a result of Lessor’s negligence in Lessor’s operation of the Project, violations of law, negligence or inability or unwillingness to make payments and/or to file any income tax, other tax or informational returns when due.

(xxi)                       Costs which are covered by and reimbursable under any contractor, manufacturer or supplier warranty (provided, however, any such costs which are avoided during the Base Year by virtue of any such warranty shall be included in the Base Year).

(xxii)                    Costs arising from the gross negligence of or willful misconduct of, Lessor or its agents, or of any other tenant, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Lessor or its agents.

(xxiii)                 Costs arising from the presence or removal of Hazardous Materials (other than Hazardous Materials introduced into the Project by Lessee) located in the Project, including, without limitation, any costs incurred pursuant to the requirements of any governmental laws, ordinances, regulations or orders relating to health, safety or environmental conditions, including but not limited to regulations concerning asbestos, soil and ground water conditions or contamination regarding hazardous materials or substances.

(xxiv)                Costs arising from Lessor’s charitable or political contributions.

(xxv)                   [INTENTIONALLY OMITTED]

(xxvi)                Costs for sculpture, paintings or other objects of art or the insuring, repair or maintenance thereof

(xxvii)             Costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Lessor and/or the Project.

(xxviii)          Costs, including but not limited to attorneys’ fees associated with the operation of the business of the partnership or entity which constitutes Lessor as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Lessor’s interest in the Project or any part thereof, costs of any disputes between Lessor and its employees, disputes of Lessor with Project management or personnel, or outside fees paid in connection with disputes with other tenants.

(xxix)                Costs incurred in removing and storing the property of former tenants or occupants of the Project.

(xxx)                   [INTENTIONALLY OMITTED]

(xxxi)                The cost of correcting defects in the design, construction or equipping of the Project or in the Project equipment.

(xxxii)             The cost of any work or service performed for any tenant of the Project (other than Lessee) to a materially greater extent or in a materially more favorable manner than that offered to Lessee.

(xxxiii)          Premiums for insurance to the extent Lessor is reimbursed therefor other than through reimbursement of Operating Expenses by lessees.

(xxxiv)         The cost of furnishing and installing non-Building standard replacement bulbs and ballasts in tenant spaces (determined by Lessor at the time such services are offered on a non-discriminatory basis).

(xxxv)            Any costs of operating, maintaining, cleaning, managing, securing or otherwise providing services to the Project or any part thereof at a quality level which materially exceeds that typically being provided by the Class A Buildings at the time, unless such higher quality level is expressly required by the terms of this Lease.

(xxxvi)         Reserves of any kind, including but not limited to replacement reserves, and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties.

(xxxvii)      Costs incurred by Lessor in connection with rooftop communications equipment of Lessor or other persons, tenants or occupants on the Project.

(xxxviii)   Costs relating to any management office for the Project, including rent.

(xxxix)         Payment of any management fee, whether paid to Lessor or an outside managing agent, in excess of an amount equal to three percent (3.00%) of the actual amount of gross revenues for the Building.

(xl)                              Any costs expressly excluded from Operating Expenses or Real Property Taxes elsewhere in the Lease or included as Real Property Taxes.

(xli)                           Costs for services normally provided by a property manager where Operating Expenses already include a management fee.

(xlii)                        Costs incurred in connection with the original construction of the Project or any addition to the Project or in connection with .any renovation, alteration or major change in the Project, including but not limited to the addition or deletion of floors.

(xliii)                     Any costs, fees, dues, contributions or similar expenses for industry associations or similar organizations.

(xliv)                    Any costs associated with the purchase, rental or installation of furniture, carpeting, fixtures or equipment for any management, security, engineering, or other offices associated with the Project and Common Areas or for Lessor’s offices or for the Common Areas of the Project.

(xlv)                       Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Lessor in the Project.

(xlvi)                    Costs arising from earthquake insurance, unless the cost of such coverage is included within the Base Year.

(xlvii)                 The entertainment expenses and travel expenses of Lessor, its employees, agents, partners and affiliates.

(xlviii)              Costs incurred by Lessor due to the violation by Lessor of the terms and conditions of any contract or agreement relating to the Project or any part thereof, including any “Project Documents” as that term is defined below.

(xlix)                    Costs of traffic studies, environmental impact reports, transportation system management plans and reports, and traffic mitigation measures or due to studies or reports relating to obligations or the terms of the Project Documents.

(l)                                     All assessments and special assessments due to deed restrictions, Project Documents and/or owners associations which accrue against the Project.

(li)                                  Any improvement installed or work performed or any other cost or expense incurred by Lessor in order to comply with the requirements for obtaining or renewal of a certificate of occupancy for the Project or any space therein.

(lii)                               Any fees, bond costs or assessments levied by any governmental entity having the authority to impose such fees, bond costs or assessments (unless an appropriate amount of such fees, bond costs or assessments are also added to the Base Year with respect to an Operating Expense or Tax Expense).

(liii)                            Any costs or expenses relating to any provisions of any development agreements, owner’s participation agreement, covenants, conditions, restrictions, conditional use permits, easements or other instruments encumbering the Project or any part thereof or other agreement relating to the development, entitlement, construction or financing of the Project (collectively, the “Project Documents”), including any initial payments or costs or ongoing payments or costs made in connection with any child-care facilities, traffic demand management programs, transportation impact mitigation fees, water and sewage conservation, recycling, housing replacement and linkage fees, special assessment districts, infrastructure and transportation assessments, art programs, or parking requirements and programs unless included within the definition of Tax Expenses and included within the Base year attributable to Tax Expenses.

(liv)                           Any costs or expenses incurred in obtaining any land use entitlements including without limitation the costs of preparing any environmental impact report or complying with the California Environmental Quality Act, as amended, or any general or specific plan governing development of the Project for the Entitlements or otherwise.

(lv)                              [INTENTIONALLY OMITTED]

(lvi)                           Any costs recovered by Lessor to the extent such cost recovery allows Lessor to recover more than 100% of Operating Expenses or Real Property Taxes for any calendar year from tenants of the Project.

(lvii)                        [INTENTIONALLY OMITTED]

(b)                                 Any costs for which Lessor has been reimbursed or receives a credit, refund or discount, provided if Lessor receives the same in connection with any costs or expenditures previously included in Operating Expenses for a calendar year, Lessor shall immediately credit against Additional Rent next due from Lessee the amount of any overpayment for such previous calendar year (provided, however, if such reimbursement or credit is received by Lessor after the expiration or earlier termination of the Term, Lessor shall pay such reimbursement or credit due to Lessee in cash within sixty (60) days following receipt thereof by Lessor).

(c)                                  In the event that, subsequent to the Base Year, Lessor adds services materially in excess of the services during the Base Year or incurs a new category of expense, Lessor shall increase the Operating Expenses and, as appropriate, the Real Property Tax by an amount which would have been incurred had such services been offered or such expenses incurred during the Base Year.

5.                                      Security Deposit:

Lessee shall deposit with Lessor upon Lessee’s receipt of the Initial SNDA the security deposit set forth in Section 1.9 of the Basic Lease Provisions as security for Lessee’s faithful performance of Lessee’s obligations hereunder.  If Lessee falls to pay rent or other charges due hereunder, or otherwise defaults with respect to any provision of this Lease, Lessor may use, apply or retain all or any portion of said deposit for the payment of any rent or other charge in default for the payment of any other sum to which Lessor may become obligated by reason of Lessee’s default, or to compensate Lessor for any actual loss or actual damage which Lessor may suffer thereby.  If Lessor so uses or applies all or any portion of said deposit, Lessee shall within ten (10) days after written demand therefor deposit cash with Lessor in an amount sufficient to restore said deposit to the full amount then required of Lessee.  Lessor shall not be required to keep said security deposit separate from its general accounts.  Six (6) months prior to the then scheduled Expiration Date, Lessor shall provide Lessee with evidence reasonably satisfactory to Lessee that funds in the amount of the Security Deposit have been reserved and are available for refund to Lessee, subject to Lessor’s rights under this Section 5 to deduct sums therefrom.  If Lessor fails to provide such evidence by such date, Lessee shall thereupon have the irrevocable right to offset its obligations to pay Rent up to the amount of the Security Deposit (and all interest earned thereon).  If Lessee performs all of Lessee’s obligations hereunder, said deposit, or so much thereof as has not heretofore been applied by Lessor, shall be returned, with payment of all actual interest earned thereon, to Lessee (or, at Lessor’s option, to the last assignee, if any, of Lessee’s interest hereunder) at the expiration of the Term hereof, and after Lessee has vacated the Premises.  No trust relationship is created herein between Lessor and Lessee with respect to said Security Deposit.

In the event that Lessee’s non-pledged cash reserves (“Available Cash”) falls below the amount reasonably estimated by Lessee’s chief financial officer necessary to fund the reasonably anticipated cost of normal business operations for the following six (6) months (“Cash Requirement”), Lessee shall provide Lessor with an irrevocable letter of credit (the “Letter of Credit”) with a term of at least one (1) year in an amount equal to the then unamortized principal amount of the Financed Cost (as defined in the Work Letter), which amount is referred to as the “Extra Deposit.” Lessee shall provide quarterly reports which shall include the budget referred to below and shall be prepared on a cash basis and shall also reasonably describe Lessee’s financial condition.  The quarterly reports shall be submitted on or before the first day of each calendar quarter and shall be certified by Lessee’s chief financial officer.  The quarterly reports must detail the level of Available Cash and current estimated costs of normal reasonably anticipated business operations for the next succeeding six (6) month period.  If after providing the Letter of Credit, Lessee demonstrates pursuant to the next subsequent quarterly financial reports prepared in accordance with the requirements of this Section reasonably prepared by Lessee’s chief financial officer that its Available Cash is equal to or in excess of the Cash Requirement for the next six (6) month period, Lessor shall, within five (5) business days thereafter surrender the Letter of Credit.  In no event shall Lessee be obligated to deliver such Letter of Credit or the quarterly reports after the initial Term.  In the event that (x) Lessee delivers any quarterly report indicating that no Letter of Credit needs to be then delivered (the “Subject Report”) and (y) Lessor does not have possession of the Letter of Credit (delivered pursuant to a previous quarterly report) then, no later than ninety (90) days after the delivery of the Subject Report and not after the next quarterly report has been delivered, during the initial Term (but not in any event during Lessee’s first fiscal quarter in any year), Lessor shall have the right to audit Lessee’s financial records relating to Lessee’s financial condition (other than those records and materials which are the subject (i) to any confidentiality agreement or non-disclosure obligation or (ii) of any attorney-client privilege or attorney work product doctrine) to confirm that Lessee is not obligated to deliver the Letter of Credit.  Such audit must be concluded within thirty (30) days after commencement and shall be conducted by an independent firm of certified public accountants with a national or regional reputation and with extensive experience in auditing companies such as Lessee.  Such auditors shall not be compensated on the basis of a contingency fee.  In the event such audit discloses that the Available Cash was less than the Cash Requirement with respect to the period covered by such quarterly report, Lessee shall in addition to providing the Letter of Credit, shall pay the reasonable and actual cost of the audit (disregarding any bonus or other incentive compensation).  In no event shall Lessor have the right to conduct an audit under this Section 5 after Lessee has completed its initial public offering.  At any time during the pendency of the audit, Lessee shall have the right to deliver the Letter of Credit and thereupon Lessor shall terminate the audit.  Lessee shall have no right to challenge its obligation to deliver the Letter of Credit unless Lessee shall have delivered the Letter of Credit to Lessor “under protest.”

6.                                      Use:

6.1                               Use.  The Premises shall be used and occupied for the purposes set forth in Section 1.4 of the Basic Lease Provisions, any other use which is reasonably comparable to that use.

6.2                               Compliance with Law.

(a)                                 Lessor’s Obligations.

(1)                                 Lessor hereby agrees that (A) the Building and Common Areas have been constructed in a first-class mariner and (B) Lessor shall, except as specifically set forth below in subparagraph 6.2(b), be responsible for the Building (other than the Premises) and the Common Area’s being in substantial compliance with all covenants or restrictions of record and all United States Federal laws, existing as of the date of Substantial Completion including but not limited to, the Americans with Disabilities Act of 1990 and laws pertaining to Hazardous Substances (collectively, “Laws”); and in the case of Hazardous Substances, the term “Laws” will be deemed to include any standards, guidances, or other recommendations issued by nationally recognized authoritative governmental units or other bodies (such as the United States Environmental Protection Agency, United States or California, the Occupational Safety and Health Administration, the National Institutes of Health or the American Congress of Industrial Hygienists) in order to make the Building and Project (other than the Premises) suitable for the Permitted Uses.

(2)                                 Lessor will be fully responsible for making all remediations, alterations and repairs at its cost, which shall not be included as Operating Expenses, resulting from or

`necessitated by the failure of Lessor and/or Lessor’s contractors to comply with Laws in existence from time to time (“Applicable Laws”) relating to the matters for which Lessor is responsible under this Section 6.2 and Section 7, below, or from Lessor’s and/or Lessor’s Contractor’s utilization of Hazardous Substances as defined in the Laws, in violation of Applicable Laws.

(3)                                 Lessor shall maintain, repair and operate the Building and Building Systems serving the Premises (subject to Lessee’s maintenance and repair obligations set forth in the Lease, including Section 6.2(b) and Section 7.2(a) with respect to the Premises, Lessee Improvements and the Alterations, if any), in good condition and repair, shall maintain a safe environment in the Building and shall provide services to, the Building in a first-class manner comparable to other first-class institutional quality office buildings in the vicinity of the Building (“Class A Buildings”), the cost of which shall be included in Operating Expenses (subject to Section 4), or paid for directly by Lessee (for maintenance and repair of the Premises only to the extent required by the Lease) if not includable in Operating Expenses pursuant to the Lease.

(b)                                 Lessee’s Obligations.  Lessee shall be fully responsible, for making all remediations, alterations and repairs at its cost to the Premises to cause (as part of the initial construction of the Lessee Improvements) the Premises to be substantially in compliance with Laws.  Furthermore, Lessee shall be fully responsible, following the date the Lessee Improvements are Substantially Complete, for making all remediations, alterations and repairs at its cost to the Common Areas of the Building, Building and Project in order to cause the Common Areas of the Building, Building and Project to be in substantial compliance with Applicable Laws if:

(1)                                 such work is in fact required by any governmental authority after the date of Substantial Completion as a result of a specific use of the Premises by Lessee which is: (i) unique to Lessee or (ii) a use other than a general office use; or

(2)                                 such work is required by the City of Monrovia or other Government Agency in connection with or as a condition to its issuance of the appropriate permit or approval for an Alteration to the Premises undertaken by Lessee pursuant to Section 7.3 or other provision of this Lease;

provided however that, the foregoing notwithstanding, the cost of any such work which is so required with respect to a Common Area element that was not in compliance with Laws in existence as of the date the initial Lessee Improvements were Substantially Complete shall be borne exclusively by Lessor.

(c)                                  Lessor agrees to diligently pursue at its sole cost the rezoning of the Building from “R4” to “General Commercial” or such other classification as reasonably required by Lessee that will accommodate Lessee’s Use and which shall be appropriate for Lessee’s occupancy during the

Term (as extended) (the “Rezoning”).  Subject to Lessee’s rights under Section 3.5, Lessee agrees at Lessor’s sole cost and expense to reasonably cooperate with Lessor’s efforts to effect the Rezoning and/or any appeal of any adverse City of Monrovia action.

(d)                                 Except as provided in Section 6.2(a) and in addition to Lessee’s obligations under Section 6.2(b), Lessee shall, at Lessee’s expense, promptly comply with all applicable (i) statutes, (ii) ordinances, (iii) rules, (iv) regulations, (v) orders, and (vi) requirements of any fire insurance underwriters or rating bureaus, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the Term or any part of the Term hereof, relating in any manner to the Premises and the occupation and use by Lessee of the Premises to the extent, with respect to future adopted statutes, ordinances, rules, regulation, orders and regulations of any fire insurance underwriters or rating bureaus, Lessee is not unreasonably restricted in its ability to utilize the Premises for the Use.  In no event shall Lessee be obligated to make any material capital improvements to the Premises or the Project as part of its obligation under this Section.  Lessee shall not use or permit the use of the Premises or the Common Areas in any manner that will tend to create waste or a nuisance or shall tend to disturb unreasonably other occupants of the Building.

6.3                               Condition of Premises.

(a)                                 Lessor agrees with Lessee that the plumbing, lighting, fire and life safety, mechanical, electrical, ventilating, air conditioning, and heating systems in the Premises or in the Building to the extent servicing the Premises (“Building Systems”) existing in the Premises as of the date hereof shall be in good operating condition as of the Commencement Date except to the extent damaged, removed or replaced by or on behalf of Lessee.  Lessor agrees that as part of the “Base Condition” (as defined in the Work Letter), Lessor shall at its sole cost create a rooftop penetration to permit access to the Building’s roof at the top of the Building’s existing common stairwell and shall separately demise such stairwell from the Premises.  In the event that it is determined that this agreement has been violated, then it shall be the obligation of Lessor, after receipt of written notice from Lessee setting forth with specificity the nature of the violation, to promptly, at Lessor’s sole cost, rectify such violation, which shall not be included in Operating Expenses.

(b)                                 Except as otherwise provided in this Lease and subject to Lessor’s obligations under Sections 6.2(a), 6.3(a) and elsewhere in the Lease with respect to the services to be provided to Lessee by Lessor, Lessee hereby accepts the Premises and the Project in their “as-is” condition existing as of the date hereof; subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, and any easements, covenants or restrictions of record, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto.  Lessee acknowledges that it has satisfied itself by its own independent investigation that the Premises are suitable for its intended use, and that except as expressly set forth in Section 3.5, neither Lessor nor Lessor’s agent or agents has made any representation or warranty as to the present or future suitability of the Premises, Common Areas, or Project for the conduct of Lessee’s business.

7.                                      Maintenance, Repairs, Alterations and Common Area Services:

7.1                               Lessor’s Obligations.

(a)                                 Except for Lessee Improvements and Alterations and except as set forth in Section 6.2(c) and (d), Lessor shall keep the Project, interior and exterior walls, roof, slab floors, foundation, Building Systems, load bearing members, Common Areas (including all restrooms), and the equipment whether used exclusively for the Premises or in common with other premises, in good condition and repair (the cost of which shall, subject to Section 4.7, be included as an Operating Expense); provided, however, Lessor shall not be obligated to paint, repair or replace wall coverings, or to repair or replace any improvements that are not ordinarily a part of the Building or are above then Building standards.  Lessor shall be responsible for all repairs on all restrooms on the third floor (the cost of which shall, to the extent not prohibited by Section 4, be included in Operating Expenses), except to the extent caused by or attributable to defects in workmanship or caused by Tenant in which case Lessee shall be responsible for the cost of such maintenance or repair of such restrooms.  Except as provided in Sections 4.1(b), 9 or 14, there shall be no abatement of Rent or liability of Lessor, on account of any injury or interference with Lessee’s business with respect to any improvements, alterations or repairs made by Lessor to the Project or any part thereof.  Lessee expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Lessee the right to make repairs at Lessor’s expense or to terminate this Lease because of Lessor’s failure to keep the Premises in good order, condition and repair.

(b)                                 Notwithstanding any provision set forth in Lease Section 7.2(a) to the contrary, Lessee is authorized to make repairs as set forth below.

(i)                                     General Action.  If Lessee provides notice (the “First Notice”) to Lessor of an event or circumstance which pursuant to the terms of this Lease requires Lessor to repair, alter, improve and/or maintain the Premises (a “Required Action”), other than an event covered by Section 9 or 14 (collectively, the “Excluded Events”) and Lessor fails to provide the Required Action within the time period required by this Lease, or a reasonable period of time, if no specific time period is specified in this Lease, after the receipt of the Repair Notice (the “Notice Date”), or, in any event, does not commence the Required Action within ten (10) days after the Notice Date and complete the Required Action within thirty (30) days after the Notice Date (provided that if the nature of the Required Action is such that the same cannot be reasonably completed within a thirty (30) day period, Lessor’s time period for completion shall not be deemed to have expired if Lessor diligently commences such cure within such period and thereafter diligently proceeds to rectify and complete the Required Action, as soon as possible), then Lessee may proceed to take the Required Action, pursuant to the terms of the Lease, and shall deliver a second notice to Lessor specifying that Lessee is taking the Required Action (the “Second Notice”).

(ii)                                  Emergency Action.  Notwithstanding the foregoing, if there exists an emergency such that the Premises or a portion thereof are rendered untenantable and Lessee’s personnel are forced to vacate the Premises or such portion thereof (other than with respect to the Excluded Events, for which Lessor’s and Lessee’s respective rights are set forth in Sections 9 or 14, respectively) and if Lessee gives Lessor notice (the “Emergency Notice”) of Lessee’s intent to take action with respect thereto (the “Necessary Action”) and the Necessary Action is also a Required Action, and the emergency could be cured by such Necessary Action, Lessee may take the Necessary Action if Lessor does not commence the Necessary Action within one (1) business day after the Emergency Notice (the “Emergency Cure Period”) and thereafter use its best efforts and due diligence to complete the Necessary Action as soon as possible.  To the extent Lessee is entitled to recover damages from Lessor by reason of Lessor’s failure timely to commence and/or complete the Necessary Action, Lessee’s damages may include, without limitation, the full documented, reasonable costs incurred in any relocation of Lessee’s personnel previously located in such untenantable space which shall have occurred, including by way of example only, higher rent, broker’s commissions, fees of consultants and other reasonable costs of moving to other premises.

(iii)                               Restrictions on Action.  If any Necessary Action will affect any of the Building Systems, the structural integrity of the Building, or the exterior appearance of the Building, Lessee shall use only those contractors used by Lessor in the Building for work on the Building Systems, or its structure, and Lessor shall provide Lessee (when available and upon Lessee’s request) with notice identifying such contractors and any changes to the list of such contractors, unless such contractors are unwilling or unable to perform such work or the cost of such work is not competitive, in which event Lessee may utilize the services of any other qualified contractors which normally and regularly performs similar work in the Comparable Buildings except for any contractors who Lessor specifically notifies Lessee in writing within five (5) business days of Lessor’s receipt of a Repair Notice or one (1) business days of Lessor’s receipt of an Emergency Notice that Lessee may not use for such work (which notice shall specify the commercially reasonable reasons for Lessor’s not allowing Lessee to use such contractor.)

(iv)                              Reimbursement for Action.  If any Required Action or Necessary Action is taken by Lessee pursuant to the terms of this Section then Lessor shall reimburse Lessee for its actual, reasonable and documented repair costs and expenses in taking the Required Action or Necessary Action within thirty (30) days after receipt by Lessor and Mortgagee (in the event Lessee has been provided with Mortgagee’s address for notices) of an invoice from Lessee which sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking the Required Action or Necessary Action on behalf of Lessor (the “Repair Invoice”).  In the event Lessor does not reimburse Lessee for the Repair Invoice within thirty (30) days of receipt, then

Lessee may, subject to Section 61(b), deduct from the next Rent payable by Lessee under this Lease, the amount of such Repair Invoice, plus interest at the Interest Rate until the Repair Invoice has been fully paid (the “Repair Offset Right”).  Notwithstanding the foregoing, if Lessor delivers to Lessee within thirty (30) days after receipt of the Repair Invoice, a written objection to the payments of such invoice, setting forth with reasonable particularity Lessor’s reason for its claim that the Required Action or Necessary Action did not have to be taken by Lessor pursuant to the terms of the Lease or that Lessee breached the terms of this Section, or that the charges are excessive (in which case Lessor shall pay the amount it contends would not have been excessive), then Lessee shall not be entitled to deduct such amount from Rent, but the shall resolve the dispute by appropriate legal action.

7.2                               Lessee’s Obligations.

(a)                                 Lessee shall, at Lessee’s own expense, pursuant to the terms of this Lease, including without limitation Section 7.3 hereof, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term.  Furthermore, Lessee shall be responsible for payment of the cost thereof to Lessor as Additional Rent for that portion of the cost or any maintenance and repair of the Premises undertaken by Lessor, if any.  Lessee shall be responsible for the cost of painting, repairing or replacing wall coverings, and to repair or replace any Premises improvements that are not ordinarily a part of the Building or that are above then Building standards.  Lessor may, at its option, upon reasonable notice, elect to have Lessee perform any particular such maintenance or repairs the cost of which is otherwise Lessee’s responsibility hereunder.

(b)                                 On the last day of the Term hereof, or on any sooner termination, Lessee shall surrender the Premises to Lessor with the Building Systems in the same condition as received, ordinary wear and tear, Alterations, casualty and eminent domain excepted, broom clean and free of debris.  All of the material Alterations made by Lessee to any Building Systems during the Term shall be in good working order as of the Expiration Date, subject to normal wear and tear, Lessor’s actions, casualty and eminent domain.  In no event shall Lessee be obligated to remove or restore any Lessee Improvements (as defined in the Work Letter) or any Lessor-approved Alterations (except as provided in Section 7.3(a)).  Lessee shall not repair any damage to the Premises occasioned by the installation or removal of Lessee’s trade fixtures, Alterations, furnishings and equipment.  Except as otherwise stated in this Lease, Lessee shall leave the air lines, power panels, electrical distribution systems, lighting fixtures, air conditioning, window coverings, wall coverings, carpets, wall paneling, ceilings and plumbing on the Premises.

7.3                               Alterations and Additions.

(a)                                 Lessee shall not, without Lessor’s prior written consent make any alterations, improvements, additions, Utility Installations or repairs costing in excess of $25,000 on a project basis (collectively, “Alterations”) in, on or about the Premises, or the Project.  As used in this Section 7.3 the term “Utility Installation” shall mean carpeting, window and wall coverings, power panels, electrical distribution systems, venting, lighting fixtures, air conditioning, plumbing, and telephone and telecommunication wiring and equipment.  Lessor shall, at the time it consents to any Alteration requiring consent, specify any Alteration then contemplated which is to be removed at Lessee’s expense at the expiration of the Term.  Otherwise, Lessee shall not be obligated to remove any Alterations.  Should Lessor permit Lessee to make its own Alterations which could adversely and materially affect any Building Systems, Lessee shall use only such contractor as has been expressly approved by Lessor.  Provided that Lessee shall not have been obligated under the Terms of Section 5 above to provide Lessor with the Extra Deposit, Lessee shall not be obligated to post any performance or payment bond in connection with any Alterations.  In the event that Lessee has provided the Extra Deposit to Lessor, Lessee shall, in connection with any Alterations for which Lessor’s approval is required hereunder, provide reasonable evidence to Lessor of the availability of cash resources adequate to pay for such Alterations (which evidence may, at Lessee’s election, take the form of cash or a cash equivalent).

(b)                                 Any Alterations that Lessee shall desire to make shall be presented to Lessor in written form, with proposed detailed plans to the extent plans are required therefor.  If such proposed Alterations cost in excess of $25,000, Lessor’s consent shall be required and if Lessor shall give its consent to Lessee’s making such Alteration, the consent shall be deemed conditioned upon Lessee acquiring any legally required permit to do so from the applicable governmental agencies, furnishing a copy thereof to Lessor prior to the commencement of the work, and compliance by Lessee with all conditions of said permit in a prompt and expeditious manner.

(c)                                  Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises, the Building or the Project, or any interest therein.

(d)                                 Lessee shall give Lessor not less than ten (10) days notice prior to the commencement of any work in the Premises by Lessee, and Lessor shall have the right to post notices of non-responsibility in or on the Premises or the Building as provided by law.  If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend itself and Lessor against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Premises, the Building, upon the condition that if Lessor shall require, Lessee shall furnish to Lessor a release bond meeting the requirements if California Civil Code Section 3143.  In addition, Lessor may require Lessee to pay Lessor’s reasonable and actual fees and costs of counsel reasonably satisfactory to Lessee in participating in such action if Lessor shall decide it is in Lessor’s best interest to do so.

(e)                                  All Alterations (whether or not such Utility Installations constitute trade fixtures of Lessee), which may be made to the Premises by Lessee, including but not limited to, floor coverings, panelings, doors, drapes, built-ins, moldings, sound attenuation, and lighting and telephone or communication systems, conduit, wiring and outlets, shall be made and done in a good and workmanlike manner and of good and sufficient quality and materials and in material compliance with all Applicable Laws and all necessary permits.  Lessee’s personal property, trade fixtures, furniture, files, and equipment, other then that which is affixed to the Premises so that it cannot be removed without material damage to the Premises or the Building, and other than Utility Installations, shall remain the property of Lessee and may be removed by Lessee subject to the provisions of Section 7.3.

(f)                                   Lessee shall provide Lessor with as-built plans and specifications (or, in the event the Alterations were installed without the benefit of plans, a reasonably detailed description of such Alterations and of the specifications therefor) for any Alterations for which Lessee has prepared such plans and specifications in connection with their installation.

7.4                               Utility Additions.  Subject to the terms of this Lease, Lessor reserves the right (but shall not be obligated) to install new or additional utility facilities throughout the Project for the benefit of Lessor or Lessee, or any other lessee of the Project, including, but not by way of limitation, such utilities as plumbing, electrical systems, communication systems, and fire protection and detection systems, so long as such installations do not unreasonably interfere with Lessee’s use of the Premises.

8.                                      Insurance, Indemnity:

8.1                               Liability Insurance - Lessee.  Lessee shall procure and maintain during the Term of this Lease Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Lessee’s operations, assumed liabilities or use of the Premises, including a Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Lessee of the indemnity agreements set forth in Section 8.7 of this Lease, for limits of liability not less than: (i) Bodily Injury and Property Damage Liability - $2,000,000 each occurrence and $2,000,000 annual aggregate, and (ii) Personal Injury Liability - $2,000,000 each occurrence and $2,000,000 annual aggregate.  In addition, Lessee shall procure and maintain during the Term of this Lease worker’s compensation insurance in the statutory amounts required by the State of California.

8.2                               Liability Insurance - Lessor.  Lessor shall obtain and keep in force during the Term of this Lease a policy of Commercial General Liability Insurance, plus coverage against such other risks Lessor deems advisable from time to time, insuring Lessor, but not Lessee, against liability arising out of the ownership, use, occupancy or maintenance of the Project in an amount not less then $2,000,000.00 per occurrence.

8.3                               Property Insurance - Lessee.  Lessee shall, at Lessee’s expense, obtain and keep in force during the Term of this Lease for the benefit of Lessee, Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Lessee’s property on the Premises installed by, for, or at the expense of Lessee, and (ii) all Lessee Improvements, Alterations, fixtures and additions to the Premises.  Such insurance shall not cover any Common Areas.  Such insurance shall be written on an “all risks” of physical loss or damage or Special Form basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

8.4                               Property Insurance-Lessor.  Lessor shall obtain and keep in force during the Term of this Lease a policy or policies of insurance covering loss or damage to the Project improvements, but not Lessee’s personal property, fixtures, equipment or Lessee Improvements or Alterations, in the amount of the full replacement cost thereof, as the same may exist from time to time, utilizing Insurance Services Office standard form, or equivalent, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, plate glass, and such other perils as Lessor deems advisable or may be required by a lender having a lien on the Project.  In addition, Lessor shall obtain and keep in force, during the term of this Lease, a policy of rental value insurance covering a period of one year, with loss payable to Lessor, which Insurance shall also cover all Operating Expenses for said period.  Lessee will not be named in any such policies carried by Lessor and shall have no right to any proceeds therefrom.  The policies required by these Sections 8.2 and 8.4 shall contain such deductibles as Lessor or the aforesaid lender may determine.  In the event that the Premises shall suffer an insured loss, the deductible amounts under the applicable insurance policies shall be deemed an Operating Expense.  Lessee shall not do or permit to be done anything which shall not invalidate the insurance policies carried by Lessor.  Lessee shall pay the entirety of any increase in the property insurance premium for the Project over what it was immediately prior to the commencement of the Term of this Lease if the increase is specified by Lessor’s insurance carrier as being caused by the nature of Lessee’s occupancy or any act or omission of Lessee.

8.5                               Insurance Policies.  Lessee shall deliver to Lessor and Lessor’s lender evidence of insurance for the coverage required under Section 8.1 on Accord Form 27 (or its equivalent) within seven (7) days after the Commencement Date of this Lease.  No such policy shall be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Lessor.  Lessee shall, at least thirty (30) days prior to the expiration of such policies, furnish Lessor with evidence of renewals thereof

8.6                               Waiver of Subrogation.  Lessee and Lessor each hereby release and relieve the other and waive their entire right of recovery against the other, for direct or consequential loss or damage arising out of or incident to the perils covered by property Insurance carried by such party, whether due to the negligence of Lessor or Lessee or their agents, employees, contractors and/or invitees.  If necessary all property insurance policies required under this Lease shall be endorsed to so provide.

8.7                               Indemnity.

(a)                                 Lessee shall indemnify, defend, protect, and hold harmless Lessor, its partners, trustees, members, managers, ancillary trustees and their respective officers, directors, shareholders, beneficiaries, agents, servants, employees, and independent contractors (collectively, the “Lessor Parties”) from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause related to Lessee’s occupancy of the Premises and occurring in, on or about the Premises or any acts, omissions or negligence of Lessee or of any person claiming by, through or under Lessee, its partners, and their respective officers, shareholders, directors, agents, servants, employees, and independent contractors (collectively, the “Lessee Parties”), in, on or about the Project, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the gross negligence, active negligence or willful misconduct of Lessor or the Lessor Parties.  Lessor shall indemnify, defend, protect, and hold harmless Lessee and the Lessee Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Site, either prior to, during, or after the expiration of the Lease Term, except to the extent caused by the gross negligence, active negligence or willful misconduct of the Lessee or the Lessee Parties.

Should Lessor be named as a defendant in any suit brought against Lessee in connection with or arising out of an event covered by the foregoing indemnity, Lessee shall pay to Lessor its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees.  Should Lessee be named as a defendant in any suit brought against Lessor in connection with or arising out of an event covered by the foregoing indemnity, Lessor shall pay to Lessee its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees.  Further, Lessee’s agreement to indemnify Lessor and Lessor’s agreement to indemnify Lessee pursuant to this Section are not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Lessee or Lessor pursuant to the provision of this Lease, to the extent such policies cover the matters subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease.  The provisions of this Section shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

(b)                                 To the extent that Lessor is covered by Lessee’s indemnification under this Section, Lessor agrees that, for such time as Lessor is not unreasonably prejudiced thereby, Lessee shall have the right to tender any claim to its insurance carrier, and Lessor agrees to reasonably cooperate with such tender and any underwriting or claims processing requirements of such insurer.

8.8                               Exemption of Lessor from Liability.  Subject to Section 8.7 and Section 4.I(c), Lessee hereby agrees that Lessor shall not be liable for injury to Lessee’s business or any loss of income therefrom or for loss of or damage to the goods, wares, merchandise or other property of Lessee, Lessee’s employees, invitees, customers, or any other person in or about the Premises or the Project, nor shall Lessor be liable for injury to the person of Lessee, Lessee’s employees, agents or contractors, whether such damage or injury is caused by or results from theft, fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Project, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Project, or of the equipment, fixtures or appurtenances applicable thereto, and regardless of whether the cause of such damage or injury or the means of repairing the same is inaccessible.  Subject to Section 8.7 and Section 4.1(c), Lessor shall not be liable for any damages arising from any act or neglect of any other lessee, occupant or user of the Project.

8.9                               No Representation of Adequate Coverage.  Lessor makes no representation that the limits or forms of coverage of insurance specified in this Section 8 are adequate to cover Lessee’s property or obligations under this Lease.

9.                                      Damage or Destruction:

9.1                               Repair of Damage to Premises by Lessor.  If the Premises or any Common Areas of the Project serving or providing access to the Premises shall be damaged by fire or other casualty, Lessor shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Lessor’s reasonable control, and subject to all other terms of this Section 9, restore the base, shell, and core of the Project and Premises and such Common Areas.  Such restoration shall be to substantially the same condition of the base, shell, and core of the Building and Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws.  Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises and the commencement of Lessor’s repairs and restoration, Lessee shall assign to Lessor (or to any party designated by Lessor) all insurance proceeds payable to Lessee under Lessee’s insurance required under this Lease, and Lessor shall repair any injury or damage to the Lessee Improvements installed in the Premises and shall return such Lessee Improvements to their original condition; provided that if the cost of such repair by Lessor exceeds the amount of insurance proceeds received by Lessor from Lessee’s insurance carrier, as assigned by Lessee, the cost of such repairs shall be paid by Lessee to Lessor prior to and as a condition of Lessor’s repair of the damage.  In connection with such repairs and replacements, Lessee shall, prior to the commencement of construction, submit to Lessor, for Lessor’s review and approval, all plans, specifications and working drawings relating thereto, and Lessor shall select the contractors to perform such improvement work.  Such submittal of plans and construction of improvements shall be performed in accordance with Lessor’s policies and practices.  If the cost of repair is reasonably anticipated to exceed the amount of insurance proceeds to be received therefor by Lessee from its insurance carrier, then Lessee shall have the right within five (5) days of Lessee’s receipt of notice to that effect to request changes to the work which will reduce the cost thereof.  Lessor shall not be liable for any inconvenience or annoyance to Lessee or its visitors, or injury to Lessee’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Lessee’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Lessee or Lessee’s employees, contractors, licensees, or invitees, Lessor shall allow Lessee a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Lessee as a result thereof; provided, further, if the Premises are damaged such that the remaining portion thereof is not sufficient to allow Lessee to conduct its business operations from such remaining portion and Lessee does not conduct its business operations therefrom, Lessor shall allow Lessee a total abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Lessee as a result of the subject damage.  Lessee’s abatement period hereunder shall continue until Lessee has been given sufficient time, and sufficient access to the Premises, to rebuild the portion of the Premises it is required to rebuild to substantially the same design concept, to install its property, furniture, fixtures, and equipment and to move in over one (1) weekend per full floor.

9.2                               Lessor’s Option to Repair.  Notwithstanding the terms of Section 9.1 of this Lease (but subject to the abatement provisions set forth therein), Lessor may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Lessee in writing of such termination within ninety (90) days after the date of damage, such notice to include a termination date giving Lessee ninety (90) days to vacate the Premises, but Lessor may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within two hundred and seventy (270) days of the date of damage (when such repairs are made without the payment of overtime or other premiums) or (ii) the damage is not fully covered, except for deductible amounts (which shall not exceed or be deemed to exceed $50,000), by Lessor’s insurance policies.  If Lessor does not elect to terminate this Lease pursuant to Lessor’s termination right as provided above, Lessor shall notify Lessee within ninety (90) days after the date of damage as to whether the repairs can or cannot, in the reasonable opinion of Lessor, be completed within two hundred and seventy (270) days after being commenced.  If Lessor notifies Lessee that the repairs cannot be completed within said two hundred and seventy (270)-day period, Lessee may elect, no earlier than ninety (90) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Lessor effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after the date such notice is given by Lessee.  Furthermore, if neither Lessor nor Lessee has terminated this Lease, and the repairs are not actually completed within such two hundred and seventy (270)-day period, Lessee shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Lessor (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month.  Notwithstanding the foregoing, if Lessee delivers a Damage Termination Notice to Lessor, then Lessor shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Lessee, within five (5) business days of Lessor’s receipt of the Damage Termination Notice, a certificate of Lessor’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date.  If repairs shall be substantially completed prior to the expiration of such thirty (30)-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty (30)-day period, then this Lease shall terminate upon the expiration of such thirty (30)-day period.  At any time, from time to time, after the date occurring ninety (90) days after the date of the damage, Lessee may request that Lessor inform Lessee of Lessor’s reasonable opinion of the date of completion of the repairs and Lessor shall respond to such request within five (5) business days.

9.3                               Waiver of Statutory Provisions.  The provisions of this Lease, including this Section 9, constitute an express agreement between Lessor and Lessee with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Site, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Site.

9.4                               Damage Near End of Term.  In the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last nine (9) months of the Term, and, in the reasonable opinion of Lessor, the damage or destruction to the Premises or Building cannot be repaired by the date which is six (6) months prior to the Lease Expiration Date (giving full consideration to any Option to extend the Term which has previously been or which may thereupon be exercised by Lessee), then either Lessor or Lessee shall have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice, Lessee shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.  The foregoing notwithstanding, in the event Lessee shall exercise its Option to extend the Term, any damage and/or destruction shall be dealt with pursuant to Sections 9.1, 9.2 and 9.3 above.

10.                               Real Property Taxes:

10.1                        Payment of Taxes.

(a)                                 Lessor shall pay the Tax Expenses, applicable to the Project subject to reimbursement by Lessee of Lessee’s Share of such taxes in accordance with the provisions of Section 4.2, except as otherwise provided in Sections 4.6, 10.1(b), and 10.2.

(b)                                 Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during the Lease Term (as extended), any sale, refinancing, change in ownership of the Office Building or any other transaction occurs or is consummated, and as a result thereof, and to the extent that in connection therewith, the Office Building is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the following provisions shall apply to such Reassessment of the Real Property.  The term “Tax Increase” shall mean that portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment.  Accordingly, the term Tax Increase shall not include any portion of the Tax Expenses, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Office Building or the Lessee Improvements located in the Building, (ii) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, or (iii) is attributable to the annual inflationary increase of real estate taxes permitted to be assessed annually under Proposition 13.  During the Lease Term, as extended, any Tax Increase shall be excluded from Tax Expenses.  The amount of Tax Expenses which Lessee is not obligated to pay or will not be obligated to pay during the Lease Term in connection with a particular Reassessment pursuant to the terms of this Section shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If the occurrence of a Reassessment is reasonably foreseeable by Lessor and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Lease Year commencing with the Lease Year in which the Reassessment will occur, the terms of this Section shall apply to each such Reassessment.  Upon notice to Lessee, Lessor shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the Lease Term, by paying to Lessee an amount equal to the Proposition 13 Purchase Price, as that term is defined below, provided that the right of any successor of Lessor to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Lessor became the Lessor under this Lease.  As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the Lease Term, as of the date of payment of the Proposition 13 Purchase Price by Lessor.  Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Lease year (as though the portion of such Proposition 13 Protection Amount benefited Lessee at the beginning of each Lease Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to the Interest Rate as of the date of Lessor’s exercise of its right to purchase, as set forth in this Section.  Upon such payment of the Proposition 13 Purchase Price, the provisions of this Section of this Lease shall not apply to any Tax Increase attributable to the applicable Reassessment.  Since Lessor is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Lessor has underestimated the Proposition 13 Purchase Price, upon notice by Lessor to Lessee, Lessee’s Base Rent next due shall be credited with the amount of such underestimation, and if Lessor overestimates the Proposition 13 Purchase Price, then upon notice by Lessor to Lessee, Base Rent; next due shall be increased by the amount of the overestimation.

10.2                        Additional Improvements.  Lessee shall not be responsible for paying any increase in real property tax specified in the tax assessor’s records and work sheets as being caused by additional improvements placed upon the Project by other lessees or by Lessor for the exclusive enjoyment of any other lessee.  Subject to Section 4.6, Lessee shall, however, pay to Lessor at the time that Operating Expenses are payable under Section 4.2 the entirety of any increase in Real Property Tax if assessed against the Project solely by reason of additional improvements placed upon the Premises by Lessee or at Lessee’s request.

10.3                        [INTENTIONALLY OMITTED]

10.4                        Joint Assessment.  If the improvements or property, the taxes for which are to be paid separately by Lessee under Section 10.2 or 10.5 are not separately assessed, Lessee’s portion of that tax shall be equitably determined by Lessor from the respective valuations assigned in the assessor’s work sheets or such other information (which may include the cost of construction) as may be reasonably available.  Lessor’s reasonable determination thereof; in good faith, shall be conclusive.

10.5                        Personal Property Taxes.

(a)                                 Lessee shall pay prior to delinquency all taxes and assessments assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Lessee contained in the Premises or elsewhere.

(b)                                 If any of Lessee’s said personal property shall be assessed with Lessor’s real property, Lessee shall pay to Lessor the taxes attributable to Lessee within ten (10) days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

11.                               Utilities and Services:

11.1                        Standard Lessee Services.  Lessor shall provide the following services on all days during the Lease Term (the cost of which shall, subject to Section 4.7, be included as an Operating Expense), unless otherwise stated below.

(a)                                 Subject to Section 11.1 (d) and all governmental rules, regulations and guidelines applicable thereto, Lessor shall provide heating and air conditioning when necessary for normal comfort for normal office and laboratory use in the Premises, from Monday through Friday, during the period from 7:30 a.m. to 7:30 p.m., and on Saturdays during the period from 7:30 a.m. to 2:00 p.m. (“Normal Business Hours”), except for Sundays and New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day and any other nationally recognized holidays (collectively, the “Holidays”).

(b)                                 Lessor shall, subject to Section 11.1 (d), provide twenty-four (24) hours per day, every day of the year, adequate electrical wiring, facilities and power for normal general office use as determined by Lessor; provided, however, that electrical usage, to the extent the same exceeds eight (8) watts connected load per RSF in the Premises per year, shall be deemed excess consumption and shall be subject to the terms of Section 11.2, below.  Lessee shall bear the cost of replacement of non-Building standard lamps, starters and ballasts for lighting fixtures within the Premises.

(c)                                  Lessor shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

(d)                                 Lessor shall not provide janitorial services to the Premises.  All electrical service to the Premises and to any Common Areas of the Project for which Lessee has exclusive rights to may be at the election of Lessor pursuant to separately metered service and in such event shall be paid by Lessee directly to the service provider.  If Lessor elects to separately meter the Premises, all costs relating to the initial installation of any electrical system or metering system (including, without limitation, any power panels, transformers, relays or meters and all related wiring and circuits) to permit Lessee to be directly billed for electrical service by the electrical utility shall be borne by Lessor.  The foregoing notwithstanding, Lessor may, in its good faith discretion, elect to separately meter all tenants in the Building other than Lessee, and invoice Lessee for electrical service through the Building as a part of Operating Expenses.  Lessee shall pay the cost of all electrical service as follows: (i) service to the-Premises shall either be paid directly to the utility (to the extent the Premises are separately metered) or directly to the Lessor and not included as a part of Operating Expenses (if the Premises are not separately metered) and (ii) service to Common Areas shall be included as Operating Expenses (subject to Section 4.7).  Lessor shall provide janitorial service with respect to all Common Areas outside the Premises comparable to janitorial services in comparable buildings, Monday through Friday except the date of observation of the Holidays.

(e)                                  Lessor shall provide nonexclusive automatic elevator service at all times.

(f)                                   Lessor shall cause the front entrance door of the Building to be unlocked and freely accessible by Lessee’s employees, visitors and invitees during Normal Business Hours, except for Holidays.  Outside of Normal Business Hours and Holidays, the front door shall be accessible by a card key system compatible with Lessee’s security system.  Furthermore, Lessee may install, at its cost, a card key system consistent with the Building’s existing system (unless Lessee offers replacement cards to effected tenants at no cost to such tenants or the Building) in the Building’s elevator and on the floors which comprise any portion of the Premises.  Lessor shall permit Lessee to tie its security system into the Building’s security system.

(g)                                  Lessee shall pay for all services to Common Areas within the Building under the exclusive control of Lessee (other than the Parking Facility, the costs for which shall be included in the Operating Expenses).

11.2                        Overstandard Lessee Use.  Lessee shall not, without Lessor’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may materially affect the temperature otherwise maintained by the air-conditioning system or increase the water normally furnished for the Premises by Lessor pursuant to the terms of Section 11.1 of this Lease.  If such consent is given, Lessor shall have the right to install supplementary air-conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Lessee to Lessor upon billing by Lessor.  If Lessee uses water, electricity, heat or air-conditioning in excess of that supplied by Lessor pursuant to Section 11.1 of this Lease, Lessee shall pay to Lessor, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Lessor may install devices to separately meter any increased use and in such event (subject, however, to Section 11.1(d)) Lessee shall pay the increased cost directly to Lessor, on demand, including the cost of such additional metering devices.  If Lessee desires to use heat, ventilation or air-conditioning during hours other than those for which Lessor is obligated to supply such utilities pursuant to the terms of Section 11.1 of this Lease, or if Lessee shall require services in excess of those offered under Section 11.1 or elsewhere in this Lease, Lessee shall give Lessor such prior notice, as Lessor shall from time to time establish as appropriate, of Lessee’s desired use and Lessor shall supply such utilities or extra services to Lessee at the actual cost thereof (including a reasonable estimate, with the basis therefor, of the additional administrative costs with respect thereto) to Lessee.  Amounts payable by Lessee to

Lessor for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

11.3                        Interruption of Use.  Lessee agrees that, except as provided in this Lease, Lessor shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Lessee or other parties, or by any other cause beyond Lessor’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Lessee’s use and possession of the Premises or relieve Lessee from paying Rent or performing any of its obligations under this Lease.  Furthermore, Lessor shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Lessee’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Section 11.  Lessor may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Lessor to Lessee under this Lease, provided that the Premises are not thereby rendered untenantable.

11.4                        Excess Usage by Lessee.  Lessor may, in its sole discretion, install at Lessee’s expense supplemental equipment and/or separate metering applicable to Lessee’s excess usage or loading.

12.                               Assignment and Subletting:

12.1                        Lessor’s Consent Required.  Lessee shall not voluntarily or by operation of law assign, transfer, mortgage, sublet, or otherwise transfer or encumber (a “Transfer”) all or any part of Lessee’s interest in the Lease or in the Premises, without Lessor’s prior written consent, which Lessor shall not unreasonably withhold, condition or delay.  Lessor shall respond to Lessee’s request for consent hereunder in a timely manner (but in no event longer than 21 days) and any attempted assignment, transfer, mortgage, encumbrance or subletting without such consent shall at Lessor’s option be void.  In no event shall any sale, transfer or hypothecation of any interest in Lessee (an “Excluded Transaction”) constitute a Transfer provided such transaction is not entered into as a subterfuge by Lessee to avoid the restrictions on Transfer.

12.2                        Lessee Affiliate.  Notwithstanding the provisions of Section 12.1 hereof; Lessee may assign or sublet the Premises, or any portion thereof; without Lessor’s consent, to any entity which controls, is controlled by or is under common control with Lessee, or to any entity resulting from the merger or consolidation with Lessee, or to any person or entity which acquires all or substantially all of the assets of Lessee as a going concern, all of whom are referred to as “Lessee

Affiliate”; provided that before such assignment shall be effective, (a) said assignee shall assume, in full, the obligations of Lessee under this Lease and (b) Lessor shall be given written notice of such assignment and assumption.  Any such assignment shall not, in any way, affect or limit the liability of Lessee under the terms of this Lease even if after such assignment or subletting the terms of this Lease are materially changed or altered without the consent of Lessee, the consent of whom shall not be necessary.

12.3                        Terms and Conditions Applicable to Assignment and Subletting.

(a)                                 Regardless of Lessor’s consent, no assignment or subletting shall release Lessee of Lessee’s obligations hereunder or alter the primary liability of Lessee to pay the Rent and other sums due Lessor hereunder including Lessee’s Share of Operating Expenses, and to perform all other obligations to be performed by Lessee hereunder.

(b)                                 Lessor may accept rent from any person other than Lessee pending approval or disapproval of such assignment.

(c)                                  Neither a delay in the approval or disapproval of such assignment or subletting, nor the acceptance of rent, shall constitute a waiver or estoppel of Lessor’s right to exercise its remedies for the breach of any of the terms or conditions of this Section 12 or this Lease.

(d)                                 The consent by Lessor to any assignment or subletting shall not constitute consent to any subsequent assignment or subletting by Lessee or to any subsequent or successive assignment or subletting by the sublessees.  However, Lessor may consent to subsequent subletting and assignment of the sublease or any amendments or modifications thereto without notifying Lessee or anyone else liable on the Lease or sublease and without obtaining their consent and such action shall not relieve such persons from liability under this Lease or said sublease; however, such persons shall not be responsible to the extent any such amendment or modification enlarges or increases the obligations of the Lessee or sublessees under this Lease or such sublease.

(e)                                  In the event of any default under this Lease, Lessor may proceed directly against Lessee or any one else responsible for the performance of this Lease, including the sublessees, without first exhausting Lessor’s remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor or Lessee.

(f)                                   Lessor’s written consent to any assignment or subletting of the Premises by Lessee shall not constitute an acknowledgment that no default then exists under this Lease of the obligations to be performed by Lessee nor shall such consent be deemed a waiver of any then existing default, except as may be otherwise stated by Lessor at the time.

12.4                        Additional Terms and Conditions Applicable to Subletting.  Regardless of Lessor’s consent, the following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a)                                 Lessee hereby assigns and transfers to Lessor all of Lessee’s interest in all rentals and income arising from any sublease heretofore or hereafter made by Lessee, and Lessor may collect such rent and income and apply same toward Lessee’s obligations under this Lease; provided, however, that until a default shall occur in the performance of Lessee’s obligations under this Lease, Lessee may receive, collect and enjoy the rents accruing under such sublease.  Lessor shall not, by reason of this or any other assignment of such sublease to Lessor nor by reason of the collection of the rents from a sublease, be deemed liable to the sublessees for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessees under such sublease.  Lessee hereby irrevocably authorizes and directs any such sublessees, upon receipt of a written notice from Lessor stating that a default exists in the performance of Lessee’s obligations under this Lease, to pay to Lessor the rents due and to become due under the sublease.  Lessee agrees that such sublessees shall have the right to rely upon any such statement and request from Lessor, and that such sublessees shall pay such rents to Lessor without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Lessee to the contrary.  Lessee shall have no right or claim against said sublessees or Lessor for rents paid by said sublessees to Lessor.

(b)                                 No sublease entered into by Lessee shall be effective unless and until it has been approved in writing by Lessor.  Lessor reserves the right to reasonably approve the form of the sublease document.  Any sublessee shall, by reason of entering into a sublease under this Lease, be deemed, for the benefit of Lessor, to have assumed and agreed to conform and comply with each and every obligation herein to be performed by Lessee other then such obligations as are contrary to or inconsistent with provisions contained in a sublease to which Lessor has expressly consented in writing.

(c)                                  In the event Lessee shall default in the performance of its obligations under this Lease, Lessor shall require any sublessee or assignee to attorn to Lessor under the terms of this Lease applicable to the sublease premises (in the case of a sublease) or the entire premises (in the case of an assignment), in which event Lessor shall undertake the obligations of Lessee under such sublease or assignment from the time of the exercise of said option to the termination of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to Lessee or for any other prior defaults of Lessee under such sublease or assignment.

(d)                                 With respect to any assignment to which Lessor has consented, Lessor agrees to deliver a copy of any notice of default by Lessee to each assignee.  Such assignee shall have the right to cure a default of Lessee within the applicable cure period after service of said notice of default upon such assignee, and each assignee shall have a right of reimbursement and offset from and against Lessee for any such defaults cured by such assignee.

12.5                        Lessor’s Expenses.  In the event Lessee shall assign or sublet the Premises or request the consent of Lessor to any assignment or subletting then Lessee shall pay Lessor’s reasonable costs third party and expenses incurred in connection therewith, including attorneys; architects: engineers’ or other consultants’ fees (not to exceed $1,500 per request).

13.                               Default, Remedies:

13.1                        Default.  The occurrence of any one or more of the following events shall constitute an event of default of this Lease by Lessee (an “Event of Default”):

(a)                                 The failure by Lessee to make any payment of rent or any other payment required to be made by Lessee hereunder, as and when due, where such failure shall continue for a period of three (3) days after written notice thereof from Lessor to Lessee.  Such notice shall be in addition to and not in lieu of any notice required under California Code of Civil Procedure Section 1161.

(b)                                 The failure of Lessee to deliver the Letter of Credit under Section 5, where such failure shall continue for a period of fifteen (15) days after written notice thereof from Lessor to Lessee.  Such notice shall be in addition to and not in lieu of any notice required under California Code of Civil Procedure Section 1161.

(c)                                  The failure by Lessee to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Lessee other than those referenced in subsection (a) and (b), where such failure shall continue for a period of thirty (30) days after written notice thereof from Lessor to Lessee; provided, however, that if the nature of Lessee’s noncompliance is such that more than thirty (30) days are reasonably required for its cure, then Lessee shall not be deemed to be in default if Lessee commenced such cure within said thirty (30) day period and thereafter diligently pursues such cure to completion.  Such notice shall be in addition to and not in lieu of any notice required under California Code of Civil Procedure Section 1161.

(d)                                 (i) The making by Lessee of any general arrangement or general assignment for the benefit of creditors; (ii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iii) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within thirty (30) days.  In the events that any provision of this Section 13.1(d) is contrary to any applicable law, such provision shall be of no force or effect.

(e)                                  The discovery by Lessor that the audited financial statements given to Lessor by Lessee, dated as of April 14, 2000 with respect to the year ending December 31, 1999 or any audited financial statements delivered to Lessor pursuant to Section 5 were, as of the date thereof and with respect to the period covered thereby, materially false.

13.2                        Remedies.  In the event of any Event of Default under this Lease by Lessee, Lessor may at any time thereafter, upon giving the notices required under California law and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Event of Default:

(a)                                 Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor.  In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee’s default including, but not limited to, the cost of recovering possession of the Premises; expenses of retailing, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and any real estate commission actually paid; the worth at the time of award by the court having jurisdiction thereof of the amount by which the unpaid rent for the balance of the term after the time of such award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided;.

(b)                                 Maintain Lessee’s right to possession in which case this Lease shall continue in effect whether or not Lessee shall have vacated or abandoned the Premises.  In such event Lessor shall be entitled to enforce all of Lessors rights and remedies under this Lease, including the right to recover the rent as it becomes due hereunder.

(c)                                  Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the Premises are located.

13.3                        Default by Lessor.  Lessor shall not be in default unless Lessor fails to perform obligations required of Lessor within a reasonable time, but in no event later than thirty (30) days after written notice by Lessee to Lessor and to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Lessee in writing, specifying wherein Lessor has failed to perform such obligation; provided, however, that if the nature of Lessor’s obligation is such that more than thirty (30) days are required for performance then Lessor shall not be in default if Lessor commences performance within such 30-day period and thereafter diligently pursues the same to completion.  Lessor’s liability under this Lease shall be limited to Lessor’s from time to time equity interest in the Project.

13.4                        Late Charges.  Lessee hereby acknowledges that late payment by Lessee to Lessor of Base Rent, Lessee’s Share of Operating Expense Increase or other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Lessor by the terms of any mortgage or trust deed covering the Project.  Accordingly, it any installment of Base Rent, Operating Expense Increase, or any other sum due from Lessee shall not be received by Lessor or Lessor’s designee when such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a late charge equal to 10% of such overdue amount.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the, costs Lessor will incur by reason of late payment by Lessee.  Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder.

14.                               Condemnation:  If the Premises or any portion thereof or the Project are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs provided that if so much of the Premises or the Project are taken by such condemnation as would substantially and adversely affect the operation and profitability of Lessee’s business conducted from the Premises, Lessee shall have the option, to be exercised only in writing within thirty (30) days after Lessor shall have given Lessee written notice of such taking (or in the absence of, such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession.  If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the rent and Lessee’s Share of Operating Expense Increase shall be reduced in the proportion that the floor area of the Premises taken bears to the total floor area of the Premises.  Lessee’s abatement period hereunder shall continue until Lessee has been given sufficient time, and sufficient access to the Premises, to rebuild the portion of the Premises it is required to rebuild to substantially the same design concept, to install its property, furniture, fixtures, and equipment and to move in over one (1) weekend per full floor.  Common Areas taken shall be excluded from the Common Areas usable by Lessee and no reduction of rent shall occur with respect thereto or by reason thereof.  Lessor shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Lessee of such election within thirty (30) days after receipt of notice of a taking by condemnation of any part of the Premises or the Project.  Any award for the taking of all or any part of the Premises or the Project under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Lessee shall be entitled to any separate award for loss of or damage to Lessee’s trade fixtures, removable personal property and unamortized Lessee improvements that have been paid for by Lessee.  For that purpose the cost of such improvements shall be amortized over the original term of this Lease excluding any options.  In the event that this Lease is not terminated by reason of such condemnation, Lessor shall to the extent of severance damages received by Lessor in connection with such condemnation, repair any damage to the Premises caused by such condemnation except to the extent that Lessee has been reimbursed therefor by the condemning authority Lessee shall pay any amount in excess of such severance damages required to complete such repair.

15.                               Brokers:  Lessor agrees that it will recognize Cushman & Wakefield of California, Inc.  as the exclusive Broker for Lessee and The Bates Company as the exclusive broker for Lessor (the “Brokers”).  Lessor and Lessee hereby warrant to each other that (other than Julien J. Studley, Inc.) they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the Brokers, and that they know of no other real estate broker or agent other than the Brokers who is entitled to a, commission in connection with this Lease.  Lessor shall pay the brokerage commissions owing to the Brokers in connection with the transaction contemplated by this Lease pursuant to and only to the extent set forth in a separate written agreement between Lessor and the Brokers.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers.  The terms of this Section shall survive the expiration or earlier termination of the Term.

16.                               Estoppel Certificate:

(a)                                 Each party (a “responding party”) shall at any time upon not less than ten (10) days’ prior written notice from the other party (a “requesting party”) execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, sitting the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the responding party’s knowledge, any uncured defaults on the part of the requesting party, or specifying such defaults if any are claimed.  Any such statement may be conclusively rallied upon by any prospective purchaser or encumbrancer of the Project or of the business of Lessee.

(b)                                 The failure to deliver such statement within such time shall be conclusive evidence upon such party that (i) this Lease is in full force and effect, without modification except as may be represented by the requesting party, (ii) there are no uncured defaults in the requesting party’s performance, and (iii) if Lessor is the requesting party, not more than one month’s rent has been paid in advance.

(c)                                  If Lessor desires to finance, refinance, or sell the Project, or any part thereof, Lessee hereby agrees to deliver to any lender or purchaser designated by Lessor such publicly-released financial statements of Lessee as may be reasonably required by such lender or purchaser.  All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17.                               Lessor’s Liability:  The term “Lessor” as used herein shall mean only the owner or owners, at the time in question, of the fee title or a lessee’s interest in a ground lease of the Project, and except as expressly provided in Section 15, in the event of any transfer of such title or interest, Lessor herein named (and in case of any subsequent transfers then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Lessor’s obligations thereafter to be performed, provided that any funds in the hands of Lessor or the then grantor at the time of such transfer, in which Lessee has an interest, shall be delivered to the grantee.  The obligations contained in this Lease to be performed by Lessor shall, subject as aforesaid, be binding on Lessor’s successors and assigns, only during their respective periods of ownership.

18.                               Severability:  The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

19.                               Interest on Past-due Obligations:  Except as expressly herein provided, any amount due to Lessor not paid when due shall bear interest at the rate equal to the “reference rate,” “prime rate” or other benchmark rate of interest publicly announced by Bank of America (the “Interest Rate”) from the date due.  Payment of such Interest Rate shall not excuse or cure any Event of Default by Lessee; provided, however, that interest shall not be payable on late charges incurred by Lessee nor on any amounts upon which late charges are paid by Lessee.

20.                               Time of the Essence:  Time is of the essence with respect to the obligations to be performed under this Lease.

21.                               Additional Rent:  All monetary obligations of Lessee to Lessor under the terms of this Lease, including but not limited to Lessee’s Share of Operating Expense Increase and any other expenses payable by Lessee hereunder shall be deemed to be rent.

22.                               Incorporation of Prior Agreements, Amendments:  This Lease contains all agreements of the parties with respect to any matter mentioned herein.  No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective.  This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.  Except as otherwise stated in this Lease, Lessee hereby acknowledges that neither of the Brokers listed in Section 15 hereof nor the Lessor or any employee or agents of any of said persons has made any oral or written warranties or representations to Lessee relative to the condition or use by Lessee of the Premises or the Project.

23.                               Notices:  Any notice required or permitted to be given hereunder shall be in writing and may be given by personal delivery, by a nationally-recognized overnight courier, such as FedEx, or by certified or registered mail, and shall be deemed sufficiently given upon receipt.  Either party may by notice to the other specify a different address or additional addresses for notice purposes.  A copy of all notices required or permitted to be given to Lessor hereunder shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate by notice to Lessee.

24.                               Waivers:  No waiver by Lessor or Lessee of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Lessee or Lessor, as the case may be, of the same or any other provision.  Lessor’s or Lessee’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s or Lessee’s consent (as the case may be) to or approval of any subsequent act.  The acceptance of rent hereunder by Lessor shall not be a waiver of any preceding breach by Lessee of any provision hereof, other than the failure of Lessee to pay the particular rent so accepted, regardless of Lessor’s knowledge of such preceding breach at the time of acceptance of such rent.

25.                               Recording:  Either Lessor or Lessee shall, upon request of the other, execute, acknowledge and deliver to the other a memorandum of this Lease in form satisfactory to Lessee for recording purposes.  To the extent required by the Los Angeles County Recorder’s Office, Lessor shall provide Lessee a factually correct Preliminary Change in Ownership Report.

26.                               Hold Over:  If Lessee, with Lessor’s consent, remains in possession of the Premises or any part thereof after the expiration of the term hereof; such occupancy shall be a tenancy from month to month upon all the provisions of this Lease pertaining to the obligations of Lessee, except that the rent payable shall be one hundred twenty-five percent (125%) of the of the Base Rent payable immediately preceding the termination date of this Lease.

27.                               Cumulative Remedies:  No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28.                               Covenants and Conditions:  Each provision of this Lease to be performed by Lessee shall be deemed both a covenant and a condition.

29.                               Binding Effect; Choice of Law:  Subject to any provisions hereof restricting assignment or subletting by Lessee and subject to the provisions of Section 17, this Lease shall bind the parties, their personal representatives, successors and assigns.  This Lease shall be governed by the laws of the State of California and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Project is located.

30.                               Subordination:

(a)                                 This Lease, shall at Lessor’s option, shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof Notwithstanding such subordination, Lessee’s right to quiet possession of the Premises shall not be disturbed if Lessee is not in default and so long as Lessee shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms.  If any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Lessee, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease is dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof.

(b)                                 Lessor agrees that, as a condition to Lessee’s obligation to deliver the Security Deposit, it will, at Lessor’s cost, provide Lessee with commercially reasonable non-disturbance agreements in favor of Lessee from any ground lessors, deed of trust beneficiaries or lien holders (each, a “Mortgagee”) then in existence, (such non-disturbance agreement is referred to as the “Initial SNDA”).  Said non-disturbance agreements shall be in recordable form and may be recorded at Lessee’s election and expense.

(c)                                  Lessor agrees to provide Lessee with commercially reasonable non-disturbance agreement(s) in favor of Lessee from any Mortgagee of Lessor who later come into existence at any time prior to the expiration of the Term of the Lease in consideration of, and as a condition precedent to, Lessee’s agreement to be bound by Lease Section 30(a), it being the intent of Lessor and Lessee that the subordination provision in such Section 30(a) shall only apply with respect to a particular Mortgagee in the specific event that Lessee receives such non-disturbance agreements from such persons.

(d)                                 As used in this Lease, the term “commercially reasonable non-disturbance agreement” shall mean that such agreement shall at a minimum shall provide that, to the extent Lessor has failed to fulfill its obligations with respect to the payment of any of the following (“Unpaid Economic Concessions”) (i) Basic Lessee Improvement Allowance and Financed Cost (and any allowances for expansions, renewals, initial construction, remodeling or refurbishing), and the cost incurred by Lessee of constructing or completing the Lessee Improvements which were required to be constructed or completed by Lessor at Lessor’s expense (pursuant to Section 6.2), (ii) unused credit of Base Rent or Operating Expenses (for example, any initial free rent period), (iii) unpaid arbitration awards or court judgments, (iv) unrefunded Security Deposit, (v) uncredited Repair Offset Right (as defined in Section 7.1 (b)), or (vii) unpaid commission payable by Lessor due and owing to Lessee’s Broker, Lessee may, subject to Section 61, deduct the amount of the obligation which Lessor has not paid, together with interest at the Interest Rate from the Base Rent next coming due and payable under the Lease (provided, however, at Mortgagee’s discretion, it may pay all such amounts directly to Lessee in lieu of Lessee’s deducting such amount from Base Rent).  Furthermore, such agreements shall provide that, notwithstanding anything to the contrary set forth in the Lease, in the event that Lessor fails to fulfil its obligations with respect to any Unpaid Economic Concessions, Mortgagee or such other successor to the interests of Lessor and/or Mortgagee shall fulfil such obligations, together with interest at the Interest Rate, as defined in the Lease.  With respect to all such payments, interests shall be computed from the date such amounts should have been paid or credited until the date such amounts are in fact paid.

(e)                                  Subject to Lessee’s receipt of a commercially reasonable non-disturbance agreement in each instance, Lessee agrees to execute any documents required to effectuate an attornment, a subordination, or to make this Lease granted herein prior to the lien of any mortgage, deed of trust or ground lease, as the case may be.

(f)                                   Anything to the contrary herein notwithstanding, Lessee agrees that the non-disturbance agreement attached to this Lease as Exhibit “D” shall be acceptable with respect to the lender named therein.

31.                               Attorney’s Fees:

31.1                        If either party or the broker(s) named herein bring an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, trial or appeal thereon, shall be entitled to his reasonable attorneys’ fees to be paid by the losing party as fixed by the court in the same or a separate suit, and whether or not such action is pursued to decision or judgment.  The provisions of this Section shall inure to the benefit of the broker named herein who seeks to enforce a right hereunder.

31.2                        The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred in good faith.

32.                               Lessor’s Access:

32.1                        Lessor and Lessor’s agents shall have the right to enter the Premises at reasonable times for the purpose of inspecting the same, performing any services required of Lessor, showing the same to prospective purchasers, lenders, or lessees, taking such safety measures, erecting such scaffolding or other necessary structures, making such alterations, repairs, improvements or additions to the Premises or to the Project as Lessor may reasonably deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect to Lessee’s use of the Premises.  Lessor may at any time place on or about the Building any ordinary “For Sale” signs.

32.2                        Lessee may designate certain areas of the Premises as “Secured Areas” should Lessee require such areas for the purpose of securing certain valuable property or confidential information.  Lessor may not enter such Secured Areas except in the case of emergency or in the event of a Lessor inspection, in which case Lessor shall provide Lessee with ten (10) days’ prior written notice of the specific date and time of such Lessor inspection which shall only take place in the presence of a duly authorized representative of Lessee.  Landlord’s obligation to provide services to the Secured Areas is dependent upon having the necessary timely access to such Secured Areas.

32.3                        Lessor shall have the right to retain keys to the Premises and to unlock all doors in or upon the Premises other than to files, vaults and safes and any Secured Areas, and in the case of emergency to enter the Premises by any reasonably appropriate means, and any such entry shall not be deemed a forcible or unlawful entry or detainer of the Premises or an eviction.  Lessee waives any charges for damages or injuries or interference with Lessee’s property or business in connection therewith.

33.                               Auctions:  Lessee shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas without first having obtained Lessor’s prior written consent.

34.                               Signs:  For such time as Lessee or Lessee’s Affiliate in the aggregate occupy fifty percent (50%) or more of the initial Premises, Lessee, at Lessee’s sole cost and expense for design, fabrication, installation and maintenance, shall be entitled to exclusive Building top signage rights on at least two sides of the Building, subject to applicable city approvals.  All signage identifying Lessee (other than in the Building directory) shall utilize Lessee’s graphics program.  Lessor shall, at Lessee’s cost, assist Lessee in obtaining such approvals should it become necessary.  Further, Lessee shall have proportionate and non-exclusive rights to any monument signage based upon Lessee’s percentage of the Building occupied.  The cost of installing such signage shall be at Lessee’s sole cost and expense, but may be paid for out of the Improvement Allowance.  Lessee shall have the right to include the name of the firm and key employees on any directory board that is now or may be installed in the Building at Lessors sole cost and expense in an amount proportionate to Lessee’s pro-rata share of the Building.  Lessee shall not place any other sign upon the Premises or the Project without Lessor’s prior written consent.

35.                               Merger:  The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, or a termination by Lessor, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subtenancies or may, at the option of Lessor operate as an assignment to Lessor of any or all of such subtenancies.

36.                               Consents:

(a)                                 Except for matters which (i) involve security for Project, or structural integrity of the Building, or the Building Systems or (ii) could affect the exterior appearance of the Building, whereupon in each such case Lessor’s duty is to act in good faith and in compliance with the Lease, any time the consent of Lessor or Lessee is required, such consent shall not be unreasonably withheld, conditioned or delayed, regardless of any reference to the words “sole” or “absolute.”

(b)                                 Except in the situations described in subsections (a)(i) or (ii) whenever the Lease grants Lessor or Lessee the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Lessor and Lessee shall act reasonably and take no action which might result in the frustration of the reasonable expectations of a sophisticated landlord and sophisticated tenant concerning the benefits to be enjoyed under the Lease.

37.                               Quiet Possession:  Upon Lessee paying the rent for the Premises and observing and performing all of the covenants, conditions and provisions on Lessee’s part to be observed and performed hereunder, Lessee shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.  The individuals executing this Lease on behalf of Lessor represent and warrant to Lessee that they are fully authorized and legally capable of executing this Lease on behalf of Lessor and that such execution is binding upon all parties holding an ownership interest in the Project.

38.                               Options:

38.1                        Definition.  As used in this Section the word “Option” has the following meaning: (1) the right or option to extend the term of this Lease or to renew this Lease or to extend or renew any lease that Lessee has on other property of Lessor; and (2) the option of right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other space within the Project or other property of Lessor or the right of first offer to lease other space within the Project or other property of Lessor.

38.2                        Options Not Personal.  Each Option granted to Lessee in this Lease is not personal to Lessee and may be exercised by Lessee and any assignee of Lessee’s.  The Options herein granted to Lessee are not assignable separate and apart from this Lease, nor may any Option be separated from this Lease in any manner, either by reservation or otherwise.

38.3                        Multiple Options.  In the event that Lessee has any multiple options to extend or renew this Lease a later option cannot be exercised unless the prior option to extend or renew this Lease has been so exercised.

39.                               Security Measures — Lessor’s Reservations:

39.1                        Lessee hereby acknowledges that Lessor shall have no obligation whatsoever to provide guard service for the benefit of the Premises or the Project.  Lessee assumes all responsibility for the protection of Lessee, its agents, and invitees and the property of Lessee and of Lessee’s agents and invitees from acts of third parties.  Nothing herein contained shall prevent Lessor, at Lessor’s sole option, from providing guard service for the Project or any part thereof; in which event the cost thereof shall be included within the definition of Operating Expenses, as set forth in Section 4.2(b).  Lessor shall on or before the Commencement Date relocate the panels servicing the Building’s security system to a Common Area off the third floor of the Building, provided, however, all card readers, door access controls and other security related improvements presently located on the floors comprising all or any part of the Premises (the “Existing Security Improvements”) shall not be removed.  Lessee shall have the right to utilize (including rewiring) the Existing Security Improvements without a separate charge from Lessor (other than with respect to a maintenance, repair or operation cost that is permitted to be included within the definition of Operating Expenses).

39.2                        Lessor shall have the following rights:

(a)                                 To change the name, address or title of the Project upon not less than 90 days prior written notice (provided, however, that Lessor shall pay to Lessee upon demand the reasonable and actual costs of Lessee’s reprinting its stationary and revising its accounts as a result thereby).

(b)                                 To provide, at Lessees expense, and install as directed by Lessee signage on the door of the Premises and such portions of the Common Areas on floors where any portion of the Premises then occupied by Lessee are located as Lessee shall reasonably deem appropriate which signage shall utilize Lessee’s graphics program.

(c)                                  To permit any lessee the exclusive right to conduct any business as long as such exclusive does not conflict with any rights expressly given herein.

(d)                                 Subject to the terms of this Lease, to place such signs, notices or displays as Lessor reasonably deems necessary or advisable upon the roof, exterior of the buildings or the Project or on pole signs in the Common Areas (provided that so such installation shall interfere with Lessee’s rooftop communications equipment) or the use thereof by Lessee.  Lessee’s rooftop communication equipment shall not unreasonably interfere with the rooftop communications equipment located on the roof of the Building as of the date of Lessee’s installation thereof.

39.3                        Lessee shall not: use a representation (photographic or otherwise) of the Building or the Project or their name(s) in connection with Lessee’s business.

40.                               Easements:

40.1                        Lessor reserves to itself the right, from time to time, to grant such easements, rights and dedications that Lessor deems necessary or desirable, and to cause the recordation of Parcel Maps and restrictions, so long as such easements, rights, dedications, Maps and restrictions do not interfere with the use of the Premises by Lessee.  Lessee shall sign any of the aforementioned documents upon request of Lessor.

40.2                        The obstruction of Lessee’s view air, or light by any structure erected in the vicinity of the Building, whether by Lessor or third parties, shall in no way affect this Lease or impose any liability upon Lessor.

41.                               Performance Under Protest:  If at any time a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment under protest and such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of said party to institute suit for recovery of such sum.  If it shall be adjudged that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.

42.                               Authority:  If Lessee is a corporation, trust, or general or limited partnership, Lessee, and each individual executing this Lease on behalf of such entity represent and warrant that such individual is duly authorized to execute and deliver this Lease on behalf of said entity.

43.                               [INTENTIONALLY OMITTED]

44.                               No Offer:  Preparation of this Lease by Lessor or Lessor’s agent and submission of same to Lessee shall not be deemed an offer to Lessee to lease, This Lease shall become binding upon Lessor and Lessee only when fully executed by both parties.

45.                               Lender Modification:  Lessee agrees to make such reasonable modifications to this Lease as may be reasonably required by an institutional lender in connection with the obtaining of normal financing or refinancing of the Project, provided however that no such modification shall operate to extend the Term, reduce any Option, reduce any offset right, increase the Base Rent or Additional Rent payable by Lessee hereunder, relocate the Premises, or in any way diminish any legal protections afforded to Lessee hereunder or increase any economic obligation of Lessee assumed hereunder.

46.                               Multiple Parties:  If more than one person or entity is named as either Lessor or Lessee herein, except as otherwise expressly provided herein.  The obligations of the Lessor or Lessee herein shall be the joint and several responsibility of all persons or entities named herein as such Lessor or Lessee, respectively.

47.                               Options for Additional Space:

The US Census Bureau (“Bureau”) currently occupies 8,715 RSF on the second floor of the Building (the “Bureau Space”).  The Bureau may terminate its Lease any time on or after August 31, 2000 by giving Lessor 30 days notice.  In any event the Lease with the Bureau expires on November 30, 2000.

Lessor agrees to notify Lessee immediately upon receipt by Lessor of any 30-day termination notice by the Bureau.  Lessee shall have 5 business days from notification by Lessor in which to exercise its right to expand into the Bureau Space.  In the event the Bureau does not terminate early, Lessee shall have the right to exercise its right to take the Bureau Space any time prior to September 30, 2000.

Should Lessee exercise this option, Lessor shall provide a special improvement allowance of $20.00 per usable square foot for Lessee Improvements, which may be used by Lessee for use in improving this expansion area.  Lessee shall pay (i) an initial monthly Base Rent, through the 20th month of the initial Term; equal to $1.50 per RSF in the Bureau Space leased by Lessee, (ii) monthly Base Rent equal to $1.60 per RSF in the Bureau Space leased by Lessee beginning on the 21st through the 40th  month of the initial Term and (iii) monthly Base Rent equal to $1.70 per RSF in the Bureau Space leased by Lessee beginning on the 41st month of the Term and ending on the 61st month of the Term.  Upon leasing the Bureau Space, Lessee’s Share shall be appropriately adjusted.  Otherwise, Lessee’s occupancy of the Bureau Space shall be on the same terms and conditions of the Lease.  The Lease Term for the Bureau Space shall be co-terminus with the Term for the initial Premises.  Upon exercise Lessee agrees to increase Security deposit by an amount equal to $4.00 times the amount of RSF in the Bureau Space.  Lessee shall have no right to exercise its Option with respect to the Bureau Space if Lessee shall at the time of the notice of Lessor’s notice Lessee has committed an Event of Default which shall not have been cured.

48.                               Right of First Offer:

In addition to the expansion rights detailed above, Lessee shall have the ongoing Right of First Offer for any space that may become available on the second (2nd) floor of the Building.  Lessor shall provide Lessee with notice (the “ROFO Notice”) of the availability of any such space and Lessee shall have five- (5) calendar days to respond to the ROFO Notice.  The ROFO Notice shall include the size of the available space, the rental rate (which shall be the Fair Market Rental Rate as determined below) and Lessee Improvement called for in the proposal.  Lessee shall have no right to exercise its Option hereunder if at the time of the ROFO Notice Lessee has committed an Event of Default which has not been cured.  Lessee covenants that any improvement allowance included within the calculation of the Fair Market Rental Rate shall be used exclusively for the cost of designing and constructing improvements to the Premises and not for furniture, trade fixtures, equipment or free rent.

49.                               Renewal Options:

Lessee shall have two (2) extension option(s) of five (5) years each for the Premises (“Extension Option”).  Lessee shall be required to give Lessor at least nine (9) months’ advance notice of its election to exercise such Extension Option prior to the expiration of the Lease or expiration of the then renewal period, as appropriate.  The Base Rent for the Extension Option shall be the then Fair Market Rental Rate.  Lessee covenants that any improvement allowance included within the calculation of the Fair Market Rental Rate shall be used exclusively for the cost of designing and constructing improvements to the Premises and not for furniture, trade fixtures, equipment or free rent.  Lessee shall not have any extension right if then in default under the Lease (with all notices having been given and any applicable cure period having expired).  This Extension Option shall not be personal to Lessee and may be exercised by any assignee of the Lease permitted under the terms of the Lease.  The Extension Option shall be applicable to all space leased by Lessee pursuant to the Lease.

50.                               Determination of Fair Market:

For the purposes of the Lease the term “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that a willing, comparable, full floor, non-renewal, non-sublease, non-expansion, non-equity tenant would pay and a willing, comparable landlord of like and comparable buildings with comparable vacancies for a comparable period of time in the vicinity of the Building would accept, at arm’s length, for comparable space (“Comparable Transactions”).  In any determination of Comparable Transactions appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to an expense stop), the extent of Lessee’s liability under the Lease, abatement provisions reflecting free rent and/or no rent during the period of construction or any other period during the lease term, brokerage commissions, if any, which would be payable by Lessor in similar transactions, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, age and location of the building, location and floor level of the premises, quality of construction, the services offered, the types, quantity, quality, costs and location (on site, adjacent, off site, underground or above ground) of parking rights and obligations, and other generally applicable conditions of tenancy for such Comparable Transactions.  The intent is that Lessee will obtain the same rent and other economic benefits that Lessor would otherwise give in a Comparable Transaction and that Lessor will make, and receive the same economic payments and concessions that Lessor would otherwise make, and receive in a Comparable Transaction.

Lessor shall initially determine the Fair Market Rental Rate by using its good faith judgment.  Lessor shall provide its written notice of the Fair Market Rental Rate within thirty (30) days after Lessee provides the notice to Lessor exercising Lessee’s Option rights which require a calculation of the Fair Market Rental Rate.  Lessee shall have fifteen (15) days (“Lessee’s Review Period”) after receipt of Lessor’s notice of the Fair Market Rental Rate within which to accept or reject such rental rate.  In the event Lessee fails to accept in writing such rental proposed by Lessor then such proposal shall be deemed rejected, and Lessor and Lessee shall attempt to agree upon such Fair Market Rental Rate, using their best good faith efforts.  If Lessor and Lessee fail to reach agreement within fifteen (15) days following Lessee’s Review Period (“Outside Agreement Date”), then each party shall place in a separate sealed envelope its final proposal as to the appropriate Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (e) below.

In the event that Lessor fails to timely generate the initial written notice of Lessor’s proposed Fair Market Rental Rate which triggers the negotiation period of this Section, then Lessee may commence such negotiations by providing the initial notice, in which event Lessor shall have fifteen (15) days (“Lessor’s Review Period”) after receipt of Lessee’s notice of the proposed rental within which to accept such rental.  In the event Lessor fails to accept in writing such rental proposed by Lessee, then such proposal shall be deemed rejected, and Lessor and Lessee shall attempt in good faith to agree upon such Fair Market Rental Rate, using their best good faith efforts.  If Lessor and Lessee fail to reach ,agreement within fifteen (15) days following Lessor’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party shall place in a separate sealed envelope its final proposal as to Fair Market Rental Rate and such determination shall be submitted to arbitration in accordance with subsections (a) through (e) below.

(a)                                 Lessor and Lessee shall meet with each other within five (5) business days of the Outside Agreement Date and exchange the sealed envelopes and then open such envelopes in each other’s presence.  If Lessor and Lessee do not mutually agree upon the Fair Market Rental Rate within one (1) business day of the exchange and opening of envelopes, then, within ten (10) business days of the exchange and opening of envelopes Lessor and Lessee shall agree upon and jointly appoint a single arbitrator who shall by profession be a real estate lawyer or broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of mid-rise properties in the vicinity of the Building.  Neither Lessor nor Lessee shall consult with such broker or lawyer as to his or her opinion as to Fair Market Rental Rate prior to the appointment.  The determination of the arbitrator shall be limited solely to the issue of whether Lessor’s or Lessee’s submitted Fair Market Rental Rate for the Premises is the closer to the actual Fair Market Rental Rate for the Premises as determined by the arbitrator, taking into account the requirements of this Section.  Such arbitrator may hold such hearings and require such briefs as the arbitrator, in his sole discretion, determines is necessary.  In addition, Lessor or Lessee may submit to the arbitrator with a copy to the other party within five (5) business days after the appointment of the arbitrator any market data and additional information that such party deems relevant to the determination of Fair Market Rental Rate (“FMRR Data”) and the other party may submit a reply in writing within five (5) business days after receipt of such FMRR Data.

(b)                                 The arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Lessor’s or Lessee’s submitted Fair Market Rental Rate, and shall notify Lessor and Lessee of such determination.

(c)                                  The procedural laws set forth in the California General Arbitration Act (California Code of Civil Procedure (“C.C.P.”) Sections 1280 through 1294.2) shall govern such arbitration.

(d)                                 If Lessor and Lessee fail to agree upon and appoint an arbitrator, then the appointment of the arbitrator shall be made by the Presiding Judge of the Los Angeles County Superior Court, or, if he or she refuses to act, by any judge having jurisdiction over the parties.

(e)                                  The cost of arbitration shall be paid by Lessor and Lessee equally.

51.                               Arbitration:  With the exception of the arbitration provisions which shall specifically apply to Lease Section 50, the provisions of this Section contain the sole and exclusive method, means and procedure to resolve any and all disputes or disagreements with respect to the Commencement Date, or the existence or duration of a Lessor Delay or Force Majeure Delay.  The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section.  Any and all attempts to circumvent the provisions of this Section shall be absolutely null and void and of no force or effect whatsoever.  Any arbitration with respect to the issues specified above shall be conducted as follows:

(a)                                 Arbitration Panel.  Within ten (10) days after delivery of written notice (“Notice of Dispute”) of the existence and nature of any dispute given by any party to the other party, and unless otherwise provided herein in any specific instance, the parties shall each: (i) appoint one (1) lawyer actively engaged in the licensed and full-time practice of law, specializing in real estate, in the County of Los Angeles for a continuous period immediately preceding the date of delivery (“Dispute Date”) of the Notice of Dispute of not less than ten (10) years, but who has at no time ever represented or acted on behalf of any of the parties to the dispute (or their affiliates), and (ii) deliver written notice of the identity of such lawyer and a copy of his written acceptance of such appointment and acknowledgment of and agreement to be bound by the time constraints and other provisions of this Section (“Acceptance”) to the other parties hereto.  The party who selects the lawyer may not consult with such lawyer, directly or indirectly, to determine the lawyer’s position on the issue which is the subject of the dispute.  In the event that any party fails to so act, such arbitrator shall be appointed pursuant to the same procedure that is followed when agreement cannot be reached as to the third arbitrator.  Within ten (10) days after such appointment and notice, such lawyers shall appoint a third lawyer (together with the first two (2) lawyers, the “Arbitration Panel”) of the same qualification and background and shall deliver written notice of the identity of such lawyer and a copy of his written Acceptance of such appointment to each of the parties.  In the event that agreement cannot be reached on the appointment of a third lawyer within such period, such appointment and notification shall be made as quickly as possible by any court of competent jurisdiction, by any licensing authority, agency or organization having jurisdiction over such lawyers, by any professional association of lawyers in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical membership boundaries of which include the County of Los Angeles or by any arbitration association or organization in existence for not less than ten (10) years at the time of such dispute or disagreement and the geographical boundaries of which include the County of Los Angeles as determined by the party giving such Notice of Dispute and simultaneously confirmed in writing delivered by such party to the other party.  Any such court, authority, agency, association or organization shall be entitled either to directly select such third lawyer or to designate in writing, delivered to each of the parties, an individual who shall do so.  In the event of any subsequent vacancies or inabilities to perform among the Arbitration Panel, the lawyer or lawyers involved shall be replaced in accordance with the provisions of this Section as if such replacement was an initial appointment to be made under this Section within the time constraints set forth in this Section, measured from the date of notice of such vacancy or inability, to the person or persons required to make such appointment, with all the attendant consequences of failure to act timely if such appointed person is a party hereto.

(b)                                 Duty.  Consistent with the provisions of this Section, the members of the Arbitration Panel shall utilize their utmost skill and shall apply themselves diligently so as to hear and decide, by majority vote, the outcome and resolution of any dispute or disagreement submitted to the Arbitration Panel as promptly as possible, but in any event on or before the expiration of thirty (30) days after the appointment of the members of the Arbitration Panel except in the event that an arbitrator is replaced, in which case such period shall be extended for ten (10) days in connection with each such replacement.

None of the members of the Arbitration Panel shall have any liability whatsoever for any acts or omissions performed or omitted in good faith pursuant to the provisions of this Section.

(c)                                  Authority.  The Arbitration Panel shall (i) enforce and interpret the rights and obligations set forth in the Lease to the extent not prohibited by law, (ii) subject to subsection (d), below, fix and establish any and all rules as it shall consider appropriate in its sole and absolute discretion to govern the proceedings before it, including any and all rules of discovery, procedure and/or evidence, and (iii) make and issue any and all orders, final or otherwise, and any and all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue, and as it shall consider appropriate in its sole and absolute discretion, including the awarding of monetary damages (but shall not award punitive damages except in situations involving knowing fraud or egregious conduct condoned by, or performed by, the person who, in essence, occupies the position which is the equivalent of the chief executive officer of the party against whom damages are to be awarded), the awarding of reasonable attorneys’ fees and costs to the prevailing party as determined by the Arbitration Panel in its sole and absolute discretion, and the issuance of injunctive relief.  If the party against whom the award is issued complies with the award, within the time period established by the Arbitration Panel, then no Event of Default will be deemed to have occurred, unless the Event of Default pertained to the non-payment of money by Lessee or Lessor, and Lessee or Lessor failed to make such payment under protest.

(d)                                 Appeal.  The law of the State of California, both procedural and substantive, shall govern the arbitration and the Arbitration Panel.  The California General Arbitration Act (California Code of Civil Procedure Sections 1280 through 1294.2) shall be controlling, except that: (i) a record of the arbitration proceedings shall be maintained by the Arbitration Panel; (ii) the precise findings of fact and conclusions of law underlying any award shall be specified in writing by the Arbitration Panel; (iii) a petition may be made to the Superior Court under the authority of C.C.P. § 1285, seeking to confirm, modify or vacate an award or finding; and (iv) any such a petition may be made on any of the grounds set forth in the California General Arbitration Act and/or on the grounds that the award or finding constitutes (x) a mistake of law, (y) an abuse of discretion or (z) lacks adequate support in evidence.  Any such petition, or appeal following such a petition, shall be based on the record from the arbitration and shall not take the form of a trial de novo.

(e)                                  Compensation.  Each member of the Arbitration Panel (i) shall be compensated for any and all services rendered under this Section at such member’s quoted hourly rate, plus reimbursement for any and all expenses incurred in connection with the rendering of such services, payable in full promptly upon conclusion of the proceedings before the Arbitration Panel.  Such compensation and reimbursement shall be borne by the nonprevailing party as determined by the Arbitration Panel in its sole and absolute discretion or, if the Arbitration Panel does not identify a “non-prevailing” party, the compensation and reimbursement shall be borne equally by Lessor and Lessee.

52.                               Data Cabling:  Lessee shall, at no cost, have its pro rata share of all T1/DS1 data lines that exist in the Building as of the date hereof that are presently available for use in the Building.  Lessor shall repair and maintain all such data lines, and the cost of the repair and maintenance thereof shall be included in Operating Expenses (provided, however, in the event Lessor shall offer Lessee the exclusive use of such data lines, Lessee shall be responsible for the repair and maintenance thereof at Lessee’s sole cost and expense).

53.                               Move-In:  The Premises shall be thoroughly cleaned at Lessor’s sole cost and expense prior to and following Lessee’s move-in to the Premises.

54.                               Building Management:  Any management agreement shall provide that the management agent shall operate the Building in a first-class institutional manner and in the most cost-effective manner possible, so as to minimize operating expenses, consistent with providing quality services.

55.                               Roof Rights:  Lessee shall be entitled to install, at no charge, satellite and/or microwave dishes and venting equipment atop the Building, subject to Lessor’s consent, which shall not be unreasonably withheld.  Lessee shall have reasonable rights to access the roof from time to time.  Lessee shall be responsible for any damage such installation may cause, and agrees to remove any installation and make any necessary repairs at the election of Lessor upon termination of Lease.

56.                               [INTENTIONALLY OMITTED]

57.                               [INTENTIONALLY OMITTED]

58.                               Right to Sublease/Assign:  Notwithstanding Section 12, Lessor shall have the right to fifty percent (50%) of any profits associated with the assignment/sublease of the space to any third party non-affiliate but Lessee shall retain 100% of any profits associated with respect to any assignment or sublease to any Lessee Affiliate or with respect to any Excluded Transaction.

59.                               Parking:

(a)                                 Initial Parking Rights.  Lessee shall have the right during the term to utilize up to its pro rata share (based on Lessee’s from time to time Lessee’s Share) of the aggregate number of parking spaces existing on the Site (the “Parking Privileges”), currently 41 Parking Privileges.  Lessor shall not reduce or eliminate any parking spaces without Lessee’s prior consent.  Seven (7) of Lessee’s Parking Privileges shall be directly accessible from the easterly alley (and identified on Exhibit “F”) and shall be painted “Reserved - Xencor Visitor Parking” with appropriate tow-away notices posted and enforced by Lessor.

(b)                                 Additional Parking Rights.  Six (6) parking spaces in the Project are committed to non-tenants in the Project (“Non-Tenant Spaces”) pursuant to agreements described on Exhibit “E” (“Non-Tenant Parking Agreements”).  Lessor may not extend or renew any of the Non-Tenant Parking Agreements or enter into new agreements with non-tenants in the Building for parking privileges in the Project during the Term provided, however, Lessor may extend the Otero Agreement (as defined in Exhibit “F”) provided, however, in the event Lessee occupies 100% of the RSF in the Building, Lessee shall be entitled to 100% of the enclosed parking spaces in the Project and the parking privileges under the Otero Agreement shall be relocated to the uncovered spaces offered by the Project.  Lessee shall have the right to utilize, on a month-to-month basis, any parking spaces allocated to, and unused by, other tenants in the Building.

(c)                                  Provisions Governing Lessee’s Parking Privileges.  Lessor shall not charge Lessee for its Parking Privileges or for visitor parking during the Term of this Lease or any extension Term.  Lessee’s parking privileges shall be available to Lessee twenty-four (24) hours per day, seven (7) days per week, every day of the year, in any location where Lessee shall maintain its parking privileges.  Lessee’s parking shall be non-tandem.  All of Lessee’s Parking privileges shall be reserved, and Lessor shall clearly identify Lessee’s Parking Privileges by the words “Xencor, Inc.  Reserved Parking” or other words identifying the particular Parking Privilege as being reserved for Lessee’s exclusive use.  The location of Lessee’s initial Parking Privileges is set forth on Exhibit “F.” Should Lessor provide other parking services, such as “call down” or valet to other tenants, the same shall be made available to Lessee on a pro rata basis.  Lessee shall comply with all reasonable parking rules and regulations promulgated from time to time by Lessor which are not inconsistent with the foregoing.  Lessor shell, on or before the Commencement Date, construct and install a security gate around the Parking Facility to prevent non-tenant use of the Parking Facility.  The actual cost of the gate shall be paid for by Lessee, but the card key access system and card keys shall be provided at Lessor’s cost (the “Parking Security System”).  The specifications of the Parking Security System shall be reasonably satisfactory to Lessee and shall be designed to coordinate with Lessee’s security system for its Premises so that the same card key system may be utilized by Lessee’s employees to access the Parking Facility and the Premises.

60.                               Audit Right:  Lessee shall have the right, after reasonable notice and at reasonable times, to inspect and photocopy Lessor’s accounting records relating to Direct Expenses and any other costs or charges passed along to Lessee at Lessor’s office.  If, after such inspection and photocopying, Lessee continues to dispute the amount of its Share of Operating Expenses, Lessee shall be entitled to retain a national, independent, certified public accountant (who may not be compensated by Lessee on a contingent fee basis) to audit and/or review Lessor’s records with respect to the immediately preceding two (2) calendar years to determine the proper amount of its Share of Operating Expenses.  In no event shall Lessee audit Lessor’s accounting records more frequently than once per calendar year.  If such audit or review reveals that Lessor has overcharged Lessee, then within five (5) days after the results of such audit are made available to Lessor, Lessor shall reimburse Lessee the amount of such overcharge plus interest at the Interest Rate.  If the audit reveals that Lessee was undercharged, then within five (5) days after the results of the audit are made available to Lessee, Lessee shall reimburse Lessor the amount of such undercharge plus interest thereon at the Interest Rate.  If Lessor desires to contest such audit results, Lessor may do so by submitting the results of the audit to arbitration pursuant to Section 51 within five (5) days of receipt of the results of the audit, and the arbitration shall be final and binding upon Lessor and Lessee.  Lessee agrees to pay the cost of such audit, provided that, if the audit reveals that Lessor’s determination of Lessee’s Percentage Share of Operating Expenses as set forth in any Statement sent to Lessee was in error in Lessor’s favor by more than two percent (2%), Lessor shall pay the cost of such audit.  Lessor shall be required to maintain records of all Operating Expenses and other Operating Expenses for the entirety of the two-year period (“Review Period”) following Lessor’s delivery to Lessee of each Statement setting forth Lessee’s Share of Operating Expenses.  The payment by Lessee of any amounts pursuant to Lease Section 4 shall not preclude Lessee from questioning the correctness of any Statement provided by Lessor at any time during the Review Period, but the failure of Lessee to object thereto prior to the expiration of the Review Period shall be conclusively deemed Lessee’s approval of the Statement.

61.                               Special Provisions Regarding Certain Offsets:

(a)                                 To the extent Lessor fails to fulfill its obligations with respect to the payment of any Unpaid Economic Concessions (as defined in Section 30) when such Unpaid Economic Concessions are due and payable and such failure continues for thirty (30) days after notice thereof to Lessor, Lessee may, subject to Section 61(b), deduct the amount of such Unpaid Economic Concession which Lessor has not paid, together with interest at the Interest Rate (which shall accrue from the date such Unpaid Economic Concession was

61.                               Attachments.  Attached hereto are the following documents, which constitute a part of this Lease:

Exhibit “A”                                 The Premises

Exhibit “B”                                 Rules and Regulations

Exhibit “C”                                 Work Letter

LESSOR			LESSEE

BF MONROVIA, LLC,			XENCOR, INC.,
a California limited liability			a California corporation
company

			By:	/s/ Bassil I. Dahiyat
By:	/s/ Gerson Fox			Bassil I. Dahiyat, Ph.D.
	Name:	Gerson Fox		President & CEO
Its Manager

due and payable by Lessor) from the Base Rent next coming due and payable under the Lease.  It is agreed by Lessor and Lessee that the provisions of this Section 61(a) are a material provision of this Lease.

(b)                                 With respect to any right Lessee may, from time to time, have under Section 61(a) or 7.1(b), to offset against Rent the amount of any Repair Offset Right and/or Unpaid Economic Concession, Lessee agrees that the aggregate amount (plus interest at the Interest Rate as provided in this Lease) of any such offset right(s) shall be amortized over such monthly periods remaining in the Term to the effect that the amount of offset in any month to which Lessee is entitled shall not exceed 33% of the Rent due and payable for such month.  Such offset shall first reduce any accrued and unpaid interest, then the principal amount of the Repair Offset Right and Unpaid Economic Concession.

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62.                               Attachments:  Attached hereto are the following documents, which constitute a part of this Lease:

Exhibit “A”                                 The Premises

Exhibit “B”                                 Rules and Regulations

Exhibit “C”                                 Work Letter

Exhibit “D”                                 Initial Non-disturbance Agreement

Exhibit “E”                                  Non-Tenant Parking Agreements

Exhibit “F                                         Location of Lessee’s Parking Privileges

63.                               Counterparts.  This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any one or more counterpart signature pages may be removed from one counterpart of the Lease and annexed to another counterpart of the Lease to form a completely executed original instrument without impairing the legal effect of the signature thereon.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed and delivered as of the date first above written.

LESSOR			LESSEE

BF MONROVIA, LLC,			XENCOR, INC.,
a California limited liability			a California corporation
company

			By:	/s/ Bassil I. Dahiyat
By:	/s/ Gerson Fox			Bassil I. Dahiyat, Ph.D.
	Name:	Gerson Fox		President & CEO
Its Manager

SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease is entered into as of the 1st day of November, 2011 (the “New Effective Date”) between BF MONROVIA, LLC, a California limited liability company (“Lessor”), and XENCOR, INC., a Delaware corporation (“Lessee”), with reference to the following facts:

A.                                    Lessor and Lessee are parties to that certain Standard Office Lease dated May 12, 2000 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of January, 2001, that certain Second Amendment to Lease dated as of June 15, 2001, that certain Third Amendment to Lease dated as of July 11, 2006, that certain Fourth Amendment to Lease dated as of April 2008 and that certain Fifth Amendment to Lease dated as of July 17, 2009 (the latter the “Fifth Amendment” and collectively, the “Lease Agreement”), whereby Lessor leased to Lessee certain Premises located in that certain building located at 111 West Lemon Avenue, Monrovia, California.

B.                                    The parties now wish to further amend the Lease Agreement by, among other things, extending the Expiration Date, all as more particularly set forth herein.

C.                                    Defined terms used in this Amendment shall, unless otherwise stated, have the same meanings as are contained in the Original Lease.

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Term.  The parties hereby agree to terminate the current extension of the Term set forth in the Fifth Amendment (which contemplates an Expiration Date of January 31, 2012) effective on October 31, 2011 and to immediately further extend the Term for a period (the “Extension Period”) of three (3) years and six (6) months commencing on the New Effective Date and expiring April 30, 2015, subject to the provisions of Section 3 below.

2.                                      Base Rent; Abatement.  Base Rent is currently $62,000 per month, which shall remain in force through October 31, 2011. Base Rent during the Extension Period shall be as follows:

November 1, 2011 through October 31, 2012:	$48,440 per month
November 1, 2012 through October 31, 2013:	$49,893 per month
November 1, 2013 through January 31, 2014:	$51,390 per month
November 1, 2014 through April 30, 2015:	$52,932 per month

Notwithstanding the foregoing, provided that no Event of Default is then outstanding (which shall include without limitation the absence of defaults under this Amendment), Base Rent for each of the months of November 2011, May 2012, November 2012, and November 2013 shall be fully abated; provided further that if an Event of Default is then outstanding, such full month of abatement shall be given to Lessee at such time as Lessee cures all Events of Default.

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3.                                      Option to Renew.

3.1                               Grant.  Provided that it is not then in default of the Lease Agreement (subject to applicable notice and cure rights), Lessee shall have one (1) option (the “Option”) to extend the term of the Lease Agreement for one (1) period of three (3) years commencing May 1, 2015 and ending April 30, 2018 (the “Option Period”).

3.2                               Exercise.  The Option may be exercised only by Lessee delivering to Lessor written notice of Lessee’s unconditional exercise of the Option; provided, however, that the Option may be exercised no earlier than August 1, 2014 and no later than October 31, 2014. If Lessee fails to timely exercise the Option in the manner herein specified, then the Option shall immediately and automatically terminate and be of no further force or effect on November 1, 2014, and Lessee shall have no other right or option to renew or extend the term of the Lease Agreement. Time is of the essence with respect to the exercise of the Option.

3.3                               Rent Determination.  The Base Rent for the Option Period shall be the then Fair Market Rental Rate. This Option shall not be personal to Lessee and may be exercised by any assignee of the Lessee permitted under the terms of the Lease. The Option shall be applicable to all space leased by the Lessee pursuant to the Lease.

4.                                      Lessor’s Work.  Lessee confirms that its current information technology needs are serviced by that certain IT room located on the third floor of the Building (the “Existing IT Room”) servicing both Lessee and the third floor tenant of the Building; the Existing IT Room constitutes a Common Area; and all costs associated with the maintenance, repair and operation of the Existing IT Room now constitute an Operating Expense (hereinafter, “Lessee’s IT Room Payment Obligations”). Lessee shall perform “Lessor’s Work”, which generally comprises the “splitting out” of the information technology portion of the Existing IT Room that currently services the Premises and its relocation to a new room (the “New IT Room”) to be constructed within the Premises. Lessee shall perform Lessor’s Work at Lessor’s sole cost. Lessor’s Work shall be as more particularly described in: (a) that certain Southland Industries Work Authorization Form dated August 5, 2011; (b) that certain proposal dated September 29, 2011 from Vector Resources addressed to Lessee under cover of letter dated October 3, 2011; (c) that certain letter dated July 30, 2011 from LCS Constructors Inc. to Lessee, and (d) online specifications for an OptiPlex Dell computer, all of which Lessee hereby accepts and approves. The New IT Room shall be of a size and in a location as shall be reasonable and practicable. Except for the performance of Lessor’s Work, Lessee shall accept the Premises in their then “as is” physical condition as of the New Effective Date and Lessor shall have no obligation to perform any work or to provide any allowance in lieu thereof (except for the abated Base Rent as set forth above). Lessee shall advise the Lessor of any changes to the expected cost to complete the Lessor’s Work (which is currently estimated at $33,000) and shall obtain approval for any material cost increases over the original cost projections, (all of which shall be borne by Lessor). If approved costs are paid directly by the Lessee, appropriate invoices and evidence of payment shall be submitted to the Lessor and reimbursement shall be paid to Lessee within ten (10) days of receipt by Lessor. If Lessor fails to timely reimburse Lessee and such failure continues for more than twenty (20) days following a second written request from Lessee, Lessee shall have an offset right against Base Rent to the extent of any unpaid reimbursement amounts, provided that in no event shall the rental offset in any month exceed fifty percent (50%) of such month’s Base

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Rent. Following the completion of Lessor’s Work, Lessee shall have no further Lessee’s IT Room Payment Obligations or any other obligations relating to the Existing IT Room.

Based on the terms hereof, Lessee shall (i) continue to have access to the phone room located on the third floor (as reasonably needed): (ii) such phone room shall be considered to be part of the Common Areas; and (iii) following the completion of the Lessor’s Work, no longer have access to the Existing IT Room.

5.                                      Base Year.  Section 4.3.1 of the Original Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:  “‘Base Year’ shall mean with respect to Operating Expenses and Tax Expenses, the calendar year 2012”.

6.                                      Special Rent Credit.  The parties confirm that since November 1, 2009, Lessee has been paying for certain electricity costs relating to the third floor of the Building and for fifty percent (50%) of the Common Areas. In full and final satisfaction of all claims relating to Lessee’s payment of all electricity charges for which it was not responsible up through the period ended August 11, 2011 under the terms of the Lease Agreement, Lessee shall receive a credit against Base Rent in the aggregate amount of $39,236, to be applied in four (4) equal installments of $9,809 to be deducted from Base Rent due in December 2011 and January, February and March 2012. Lessor will remain obligated to pay the electricity costs for the third floor of the Building and for 50% of the electricity for the Common Areas and reimburse the Lessee for all electricity costs incurred by Lessee with respect to the period beyond August 11, 2011 until the utility is properly split and invoiced to the appropriate parties. Lessee will provide Lessor with monthly invoices and documentation evidencing Lessor’s share of the electricity costs and Lessor shall reimburse the Lessee within ten (10) days of receipt. If Lessor fails to timely reimburse Lessee and such failure continues for more than twenty (20) days following a second written request from Lessee, Lessee shall have an offset right against Base Rent to the extent of any unpaid reimbursement amounts, provided that in no event shall the rental offset in any month exceed fifty percent (50%) of such month’s Base Rent. Following the completion of Lessor’s Work, Lessee shall have no further Lessee’s IT Room Payment Obligations or any other obligations relating to the Existing IT Room.

7.                                      Brokers.  In connection with this Amendment, Lessor and Lessee warrant and represent to each other that they have had dealings only with Jones Lang LaSalle (Shaun Stiles) (“Broker”) and they know of no other persons or entities who might be entitled to a commission, finders’ fee, or other like payment in connection herewith (other than Lessor’s representative, The Merrill Group of Companies (David Frank)), and do hereby indemnify and agree to hold each other harmless from and against any and all loss, liability, and expense that either of them may incur should the other party’s warranty and representation prove to be incorrect. Lessor shall pay Broker the aggregate sum of two percent (2%) of the total Base Rent (less any free rental abatements) during the Extension Period. as full and final consideration of all services rendered in connection with this Amendment, payable on or before February 1, 2012. Lessee shall have no obligations or liabilities to Broker or the above Lessor’s representative arising out of this Amendment and Lessor shall indemnify, defend and hold Lessee harmless from any liabilities or obligations to Broker or the above Lessor’s representative arising out of this Amendment. If Lessor fails to timely pay Broker, Lessee shall have the right to do so and, in such event, Lessee shall have an offset right against Base Rent to the extent of any such unpaid

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brokerage fee paid by Lessee on Lessor’s behalf, provided that in no event shall the rental offset in any month exceed fifty percent (50%) of such month’s Base Rent

8.                                      Security Deposit.  Lessor hereby agrees to apply $15,000 of the security deposit currently being held by Lessor against Lessee’s Base Rent obligations for December, 2011. Upon said application, the security deposit under the Lease shall be reduced to $50,000.

9.                                      Roof Access.  Notwithstanding anything to the contrary set forth in the Lease, Lessee shall have unrestricted access to the Building’s roof for purposes of installing, repairing, maintaining and/or operating any of its HVAC related equipment located thereon.

10.                               Parking.  Lessee’s shall have the right to thirty-one (31) parking spaces in the Building.

11.                               Ratification.  Except as otherwise provided in this Amendment, all provisions of the Lease Agreement are hereby ratified and confirmed and remain in full force and effect. In the event of any conflict between the Lease Agreement and this Amendment, this Amendment shall control. The Lease Agreement and this Amendment constitute the entire agreement of the parties with respect to Lessee’s rental of the Premises from Lessor, superseding that certain Proposal to Lease Space dated October 3, 2011 issued by Jones Lang LaSalle.

IN WITNESS WHEREOF, this Addendum is made as of the date first written above.

LESSOR:		LESSEE:

BF MONROVIA, LLC,		XENCOR, INC.,
a California limited liability company		a Delaware corporation

By:	/s/ Gerson I. Fox	By:	/s/ Bassil Dahiyat
	Gerson I. Fox, Member	Name:	Bassil Dahiyat
		Its:	Chief Executive Officer

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